Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of January 29, 2013, by and among Sound Surgical Technologies LLC, a Colorado limited liability company (the “Company”), Solta Medical, Inc., a Delaware corporation (“Parent”), Argonaut Limited Liability Company, a Colorado limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and Inlign CP III, LLC, a Delaware limited liability company, solely in its capacity as the Representative. Unless otherwise specified, all capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A.

Recitals:

A. The Management Committee of the Company and the respective board of directors and manager(s) and member(s) of Parent and Merger Sub deem it advisable that Merger Sub merge with and into the Company with the Company continuing as the Surviving Company and, accordingly, have each approved the execution of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

B. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

C. As an inducement to Parent and Merger Sub to enter into this Agreement, the Company has provided voting agreements to Parent in the form attached hereto as Exhibit B, executed by Unitholders holding in excess of 79% of the Units, by which each such Unitholder has agreed to vote its Units in favor of this Agreement and the transactions contemplated hereby.

D. As an inducement to Parent and Merger Sub to enter into this Agreement, Unitholders holding in excess of 79% of the Units have entered into an agreement with Parent, in the form attached hereto as Exhibit C, by which they have each agreed to limit the number of shares of Parent Common Stock that may be sold by such Unitholder within the first 270 days following the Closing Date.

E. In order to provide for the consummation of the Merger and the transactions described herein, Parent, Merger Sub, the Company and Representative desire to enter into this Agreement.

Agreements:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. At the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the Colorado Corporations and Associations Act (the “CCAA”). Following the Merger, the Company shall continue as the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and shall be a wholly-owned subsidiary of Parent. All of the rights, privileges, and powers of each of the merging entities, all real, personal, and mixed property, and all obligations due to each of the merging entities, as well as all other things and causes of action of each of the merging entities, shall vest as a matter of law in the Surviving Company and shall thereafter be the rights, privileges, powers, and property of, and obligations due to, the Surviving Company and, as the surviving company, the Surviving Company shall continue to be governed by the Applicable Laws of the State of Colorado.

Section 1.2 Effective Time. As part of the Closing, the parties hereto shall cause the Merger to be consummated by filing a statement of merger meeting the requirements of Section 7-90-203.7 of the CCAA (the “Statement of Merger”) with the Colorado Secretary of State, and by making all other filings or publications required under the CCAA in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the CCAA. The Merger shall become effective at such time as the Statement of Merger is duly filed with the Colorado Secretary of State (the date and time the Merger becomes effective, the “Effective Time”).

Section 1.3 Effect of Merger. The Merger shall have the effects set forth in this Agreement, the Statement of Merger and the applicable provisions of the CCAA.

Section 1.4 Articles of Organization and Operating Agreement. At the Effective Time, the articles of organization of the Company shall be amended to read as the articles of organization of Merger Sub immediately prior to the Effective Time, and shall thereafter (as so amended) be the articles of organization of the Surviving Company, until duly amended in accordance with the Colorado Limited Liability Company Act (the “CLLCA”). At the Effective Time, the operating agreement of the Company shall be amended to read as the operating agreement of Merger Sub immediately prior to the Effective Time, and shall thereafter (as so amended) be the operating agreement of the Surviving Company, until duly amended in accordance with the CLLCA.

Section 1.5 Managers and Officers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company as of the Effective Time until they resign or are replaced as provided in the operating agreement of the Surviving Company or pursuant to the CLLCA. Except as otherwise provided herein, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time until they resign or are replaced as provided in the operating agreement of the Surviving Company or pursuant to the CLLCA.

Section 1.6 Conversion of Outstanding Units.

(a) Merger Sub’s Membership Interests. Each membership interest unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable membership interest unit of the Surviving Company, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding membership interest units of the Surviving Company.

(b) Conversion of Company Membership Interests. Each Common Unit and Preferred Unit (collectively, the “Units”), issued and outstanding immediately prior to the Effective Time (each, an “Outstanding Unit” and collectively, the “Outstanding Units”), and each In-The-Money Option and In-The-Money Warrant shall be converted into the right of the Unitholders, the Optionholders and the Warrantholders to receive their Ownership Interest Share of the Total Merger Consideration. Each Bonus Award Unit shall be converted into the right of the Bonus Unitholders to receive their Ownership Interest Share of the Net Merger Consideration. Upon such conversion, no Outstanding Unit shall be entitled to any dividend or other distribution from the Company, other than the right of the Preferred Units to receive the proportionate amount of Accrued Dividend included within the Deductions. Disclosure Schedule 1.6(b) sets forth a list of the Effective Time Holders and their respective Ownership Interest Share as of the date of this Agreement. The Company shall deliver to Parent not less than two days prior to Closing a revised Disclosure Schedule 1.6(b) updated to reflect the Effective Time Holders, their Ownership Interest Shares and the number of shares of Parent Common Stock and cash as Net Merger Consideration, less the Escrowed Shares and Escrowed Cash, payable to each of them as of the Closing Date (such revised Disclosure Schedule 1.6(b) being referred to as the “Spreadsheet”). The Representative shall, as soon as reasonably practicable following the Final Working Capital and Final Cash being determined in accordance with Section 1.9(c), prepare and provide to Parent, an appropriate amendment to the Spreadsheet to give effect to any adjustments to the Ownership Interest Shares as a result of any Closing Working Capital and Closing Cash adjustments pursuant to Section 1.9. For purposes of this Agreement, (i) the “Ownership Interest Share” of each Effective Time Holder means the amount, expressed as a percentage, (A) each Effective Time Holder (other than the Bonus Unitholders) is entitled to receive of the Net Merger Consideration and the Earn-out Consideration and (B) each Bonus Unitholder is entitled to receive of the Net Merger Consideration, in each case pursuant to the Operating Agreement and/or the terms of such Effective Time Holder’s Outstanding Options and/or Outstanding Warrants and/or Bonus Award Units, as the case may be; (ii) “Merger Consideration” means $30,500,000, plus or minus the Working Capital Adjustment, if any, plus the amount of Cash as of the Closing Date; (iii) “Net Merger Consideration” means the Merger Consideration, minus each of (A) the Indebtedness Pay-Off Amount, (B) the Paid Transaction Costs, (C) the Accrued Dividends, (D) the Representative Holdback Amount, and (E) the Unaccredited Investor Amount, excluding any earn-out portion (the sum of the deductions referenced in clauses (A) through (E), the “Deductions”); (iv) the “Parent Volume Weighted Average Price” means $2.62; (v) “Earn-out Consideration” has the meaning determined in accordance with Section 1.10; and (vi) “Total Merger Consideration” means the sum of the Net Merger Consideration and the Earn-out Consideration. The Net Merger Consideration shall be paid in the form of: (a) 9,732,824 shares of Parent Common Stock (the “Parent Stock Consideration”); and (b) cash in an amount of $5,000,000 plus the amount of Cash at the Closing Date, plus or minus the Working Capital Adjustment, minus the Deductions (such balance, the “Cash Consideration”) provided that if the Cash Consideration is a negative number then the number of shares of Parent Common Stock deliverable as Net Merger Consideration shall be reduced in an amount equal to the amount of such negative number divided by the Parent Volume Weighted Average Price. The Earn-Out Consideration shall be paid in the form of that number of authorized shares of Parent Common Stock equal to the quotient of the Earn-Out Consideration divided by the Parent Volume Weighted Average Price, rounded up or down to the nearest whole share; provided however, that in no event shall the aggregate number of shares of Parent Common Stock issued as Total Merger Consideration exceed 13,600,000; and provided further, however, that any portion of the earn-out payable to the Effective Time Holders entitled thereto who are recipients of the Unaccredited Investor Amount shall be paid in cash as set forth herein.

(c) Cancellation of Outstanding Units. All Outstanding Units which are to be converted into the right to receive the Merger Consideration pursuant this Agreement, shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each Unitholder shall only have the right to receive the Total Merger Consideration into which the Outstanding Units have been converted pursuant to Section 1.6(b).

Section 1.7 Treatment of Bonus Award Units, Options and Warrants.

(a) Prior to the Closing, the Company shall give notice in writing to each holder of a Bonus Award Unit (each a “Bonus Unitholder” and collectively, the “Bonus Unitholders”) outstanding immediately prior to the Effective Time that, notwithstanding anything to the contrary in any award agreement, each Bonus Award Unit shall, by virtue of the Merger, be cancelled and each Bonus Unitholder shall be entitled to receive its share of the Net Merger Consideration as set forth in Section 1.6(b) (which shall be net of the applicable initial value of such Bonus Award Unit). The Company shall take such actions prior to the Closing, including amending the award agreements, as may be required to facilitate the foregoing.

(b) Prior to the Closing, the Company shall give notice in writing to each holder of an Option (each an “Optionholder” and collectively, the “Optionholders”) outstanding immediately prior to the Effective Time (each an “Outstanding Option” and collectively, the “Outstanding Options”) that, notwithstanding anything to the contrary in the applicable Option Plan or in any unit option agreement, each Outstanding Option that is an In-The-Money Option shall, by virtue of the Merger, (i) become fully vested and exercisable, and (ii) be cancelled and each holder of a cancelled In-The-Money Option shall be entitled to receive its share of the Total Merger Consideration as set forth in Section 1.6(b) (which shall be net of the applicable exercise price of such Outstanding Option). The Company shall take such actions prior to the Closing, including amending the applicable Option Plan and unit option agreements, as may be required to facilitate the foregoing.

(c) Prior to the Closing, the Company shall give notice in writing to each holder of a Warrant (each a “Warrantholder” and collectively, the “Warrantholders”) outstanding immediately prior to the Effective Time (each an “Outstanding Warrant” and collectively, the “Outstanding Warrants”) that, notwithstanding anything to the contrary in any warrant agreement, each Outstanding Warrant that is an In-The-Money Warrant shall, by virtue of the Merger, (i) become fully vested and exercisable, and (ii) be cancelled and each holder of a cancelled In-The-Money Warrant shall be entitled to receive its share of the Total Merger Consideration as set forth in Section 1.6(b) (which shall be net of the applicable exercise price of such Outstanding Warrant). The Company shall take such actions prior to the Closing, including amending the warrant agreements, as may be required to facilitate the foregoing (such amendment, a “Warrant Termination and Amendment Agreement”).

(d) Prior to the Closing, each Outstanding Option that is not an In-The Money Option and each Outstanding Warrant that is not an In-The-Money Warrant, as the case may be, shall be cancelled without any consideration to the holder thereof.

Section 1.8 Closing of Transfer Books. From and after a date not less than five days prior to the Effective Time, the register of the Company shall be closed and no transfer of any Outstanding Units shall thereafter be made. From and after the Effective Time, the holders of Outstanding Units immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Units, except as otherwise provided in this Agreement or by Applicable Law.

Section 1.9 Working Capital and Cash.

(a) At least five Business Days prior to the Closing Date, the Company shall deliver to Parent and the Representative (i) an estimated consolidated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), which shall set forth a good faith estimate of the components of the Working Capital Amount (“Closing Working Capital”) to enable Parent to calculate the Working Capital Adjustment, and (ii) the estimated amount of Cash as of the Closing Date (“Closing Cash”). The Closing Balance Sheet shall be prepared by the Company in accordance with GAAP and in a manner consistent with the preparation of the audited Financial Statements, including any year-end accounting adjustments, and specifically shall give effect to the payment of the Indebtedness Pay-Off Amount, Paid Transaction Costs and Accrued Dividends by or on behalf of the Company on or immediately prior to the Closing. If such consolidated balance sheet or statement of Cash as of the Closing Date is not acceptable to Parent, Parent shall promptly submit its comments on the consolidated balance sheet or statement of Cash as of the Closing Date to the Company, and the Company and Parent shall endeavor in good faith to promptly resolve such comments so as not to delay the Closing. The Merger Consideration shall be adjusted by the amount of the Working Capital Adjustment and the amount of Cash at the Closing as provided in Section 1.6(b).

(b) Within 60 days after the Closing Date, Parent shall cause the Surviving Company to prepare and deliver to the Representative a consolidated balance sheet of the Company as of the Closing Date (the “Final Balance Sheet”) and a statement of Cash as of the Closing Date (the “Final Cash Statement”), which shall set forth the components of the Working Capital Amount and the amount of Cash as of the Closing, respectively. The Final Balance Sheet shall be calculated in the same way, using the same accounting principles, practices, methodologies and policies, as the line items comprising Current Assets and Current Liabilities included in the Closing Balance Sheet and that are consistent with GAAP and all accounting principles, practices, methodologies and policies historically used in the preparation of the Financial Statements. Following the delivery of the Final Balance Sheet and Final Cash Statement to the Representative, Parent and the Surviving Company shall afford the Representative and its representatives the opportunity to examine the Final Balance Sheet and the Final Cash Statement, and such supporting schedules, analyses, workpapers and other underlying records or documentation as are reasonably necessary and appropriate. Parent and the Surviving Company shall cooperate promptly, as reasonably requested, with the Representative and its representatives in such examination.

(c) If within 10 days following delivery of the Final Balance Sheet and the Final Cash Statement, the Representative has not delivered to Parent written notice of its objections to the Final Balance Sheet and/or the Final Cash Statement (the “Objection Notice”), then the Working Capital Amount and the amount of Cash as of the Closing as set forth in the Final Balance Sheet and the Final Cash Statement shall be deemed final and conclusive. If the

Representative delivers the Objection Notice within such 10-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Objection Notice. If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to a nationally recognized accounting firm that has not been hired by either the Company or Parent in the last five years to be selected jointly by the Representative and Parent (the “Neutral Firm”). The Neutral Firm shall determine any unresolved items of the Working Capital Amount and the amount of Cash as of the Closing Date within 30 days after the objections that remain in dispute are submitted to it. If any remaining objections are submitted to the Neutral Firm for resolution, (i) each party shall furnish to the Neutral Firm such workpapers and other documents and information relating to such objections as the Neutral Firm may request and are available to that party, and shall be afforded the opportunity to present to the Neutral Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Neutral Firm, (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Neutral Firm shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party, (iii) the determination by the Neutral Firm of the unresolved items of the Working Capital Amount and/or Cash as of the Closing Date, as set forth in a written notice delivered to Parent and the Representative by the Neutral Firm, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereof, and (iv) the fees and expenses of the Neutral Firm shall be paid by the party whose calculation of the Working Capital Amount in the Final Balance Sheet and/or the amount of Cash as of the Closing Date in the Final Cash Statement deviated the most from the aggregate amount of the Working Capital Amount in the Final Balance Sheet and/or the amount of Cash as of the Closing Date in the Final Cash Statement as determined by the Neutral Firm.

(d) To the extent that the aggregate amount of the Final Working Capital and the amount of Final Cash, as determined pursuant to Section 1.9(c), is less than the aggregate amount of the Closing Working Capital and Closing Cash (such deficit, a “Final Adjustment Deficiency”), Parent and the Representative shall instruct the Escrow Agent to release from the escrow to Parent the aggregate amount of the Final Adjustment Deficiency in the form of Escrowed Cash and Escrowed Shares (such Escrow Shares valued at the Parent Volume Weighted Average Price). If the amount of the Final Adjustment Deficiency exceeds the total amount of Escrowed Cash and Escrowed Shares (as calculated in accordance with the previous sentence) then the Earn-out Consideration and cash payable to the Unaccredited Investors pursuant to the earn-out shall be adjusted downwards based on such shortfall. To the extent that the aggregate amount of Final Working Capital and the amount of Final Cash, as determined pursuant to Section 1.9(c) exceeds the aggregate amount of the Closing Working Capital and Closing Cash (such excess, a “Final Adjustment Surplus”), Parent shall promptly pay to the Effective Time Holders, in proportion to their Ownership Interest Shares, an aggregate amount of cash equal to the amount of the Final Adjustment Surplus. For all Tax purposes, any payment of cash under this Section 1.9 shall be treated by Parent, the Surviving Company, the Effective Time Holders (other than the Bonus Unitholders) and their respective Affiliates as an adjustment to the Total Merger Consideration, and the Bonus Unitholders and their respective Affiliates shall treat any such payment of cash as an adjustment to the Net Merger Consideration.

Section 1.10 Earn-Out.

(a) On or before March 18, 2014, Parent shall deliver to the Representative a statement (the “Preliminary Revenue Statement”) showing the amount of Company 2013 Revenue, and the excess, if any, of Company 2013 Revenue over $23,100,000. If Company 2013 Revenue exceeds $23,100,000, the Preliminary Revenue Statement shall also show the excess, if any, of non-VASERshape Revenue over $19,900,000 and the excess of VASERshape Revenue over $3,200,000. The Preliminary Revenue Statement shall be certified by the chief financial officer of Parent or another senior executive officer of Parent, in such officer’s capacity as an officer and not is his capacity as an individual, to have been calculated in accordance with the provisions of this Agreement.

(b) Following the delivery of the Preliminary Revenue Statement to the Representative, Parent and the Surviving Company shall afford the Representative and its representatives the opportunity to examine the Preliminary Revenue Statement, and such supporting schedules, analyses, workpapers and other underlying records or documentation as are reasonably necessary and appropriate, including a list of Parent consolidated sales by customer, sales representative, distributor and product. Parent and the Surviving Company shall cooperate promptly, as reasonably requested, with the Representative and its representatives in such examination.

(c) If within 10 days following delivery of the Preliminary Revenue Statement to the Representative, the Representative has not delivered to Parent written notice (the “Earn Out Objection Notice”) of its objections to the Preliminary Revenue Statement, then the Preliminary Revenue Statement shall be deemed final and conclusive. If the Representative delivers the Earn Out Objection Notice within such 10-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Earn Out Objection Notice. If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the Neutral Firm. The Neutral Firm shall determine any unresolved items of Company 2013 Revenue within 30 days after the objections that remain in dispute are submitted to it. If any remaining objections are submitted to the Neutral Firm for resolution, (i) each party shall furnish to the Neutral Firm such workpapers and other documents and information relating to such objections as the Neutral Firm may request and are available to that party, and shall be afforded the opportunity to present to the Neutral Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Neutral Firm, (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Neutral Firm shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party, (iii) the determination by the Neutral Firm of such unresolved items of 2013 Company Revenue, as set forth in a written notice delivered to Parent and the Representative by the Neutral Firm, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereof, and (iv) the fees and expenses of the Neutral Firm shall be paid by the party whose calculation of 2013 Company Revenue deviated the most from the 2013 Company Revenue as determined by the Neutral Firm.

(d) Provided that the Company 2013 Revenue (as shown on the Final Revenue Statement) exceeds $23,100,000, then Parent shall, as soon as reasonably practicable, deliver to the Exchange Agent (i) a number of shares of Parent Common Stock that is equal to the sum of the non-VASERshape Revenue Shares and the VASERshape Revenue Shares, less that number of shares equal to the amount of the WB Fee due with respect thereto divided by the Parent Volume Weighted Average Price, and such number of shares shall be the “Earn-out Consideration”; and (ii) cash equal to the WB Fee due with respect to the Earn-Out Consideration; provided, however, that in no event shall the maximum number of shares of Parent Common Stock so delivered and constituting Earn-out Consideration exceed 3,625,954, less that number of shares equal to the amount of the WB Fee divided by the Parent Volume Weighted Average Price ; and provided further, that in no event shall the number of shares constituting Total Merger Consideration exceed 13,600,000 shares of Parent Common Stock in the aggregate less that number of shares equal to the amount of the WB Fee divided by the Parent Volume Weighted Average Price. Furthermore, any Earn-Out Consideration payable to Unaccredited Investors shall be paid in cash and not shares of Parent Common Stock, with such cash payable calculated based on the number of shares of Parent Common Stock otherwise deliverable divided by the Parent Volume Weighted Average Price. The “non-VASERshape Revenue Shares” shall be that number of shares of Parent Common Stock that is the quotient of (A) the excess, if any, of non-VASERshape Revenue over $19,900,000, multiplied by 1.25, divided by (B) the Parent Volume Weighted Average Price, provided in any event that the number of non-VASERshape Revenue Shares shall not exceed 3,053,435. The “VASERshape Revenue Shares” shall be that number of shares of Parent Common Stock that is the quotient of (A) the excess, if any, of VASERshape Revenue over $3,200,000, multiplied by 1.25, divided by (B) the Parent Volume Weighted Average Price, provided in any event that the number of VASERshape Revenue Shares shall not exceed 3,053,435. The obligation to deliver Earn-out Shares is subject to the final sentence of Section 1.6(b) and Parent’s right to withhold such delivery in respect of its indemnification claims in accordance with Article 7. The cash delivered to the Exchange Agent on account of the WB Fee shall be paid to William Blair & Company, L.L.C. as provided in the Exchange Agent Agreement.

(e) Throughout 2013:

(i) Parent shall, and shall cause the Surviving Company to, (A) maintain all of the Company’s employees engaged in the sale of Company Products as of Closing (collectively, the “Company Sales Force”), and use commercially reasonable efforts to replace any such employees who terminate employment for any reason within a reasonable period of time with, to the extent available in the employment pool at such time, employees of similar expertise and experience, (B) maintain the compensation structure applicable to the Company Sales Force, including any employee commission and other incentive plans, in effect at the Closing, (C) maintain marketing expenditures equal to or greater than those utilized by the Company in 2012, (D) continue to operate in compliance with the terms and conditions of the GP Agreement and satisfy the minimum purchase quantities required under the GP Agreement in order to maintain exclusivity for all of 2013, (E) expressly prohibit the Company Sales Force from selling or marketing Liposonix products, and (F) use commercially reasonable efforts to train, in a manner consistent with its existing procedures for new products, the sales force of Parent and its subsidiaries (excluding the Surviving Company), including the U.S. direct sales force, the international direct sales force and all distribution partners in and outside of the United States (collectively, the “Parent Sales Force”), on all of the Company Products and provide appropriate commission and other incentives that are consistent with the Parent’s then existing commission structure for such sales force to market and sell the Company Products.

(ii) Parent shall not, and shall cause the Surviving Company to not, (A) train the Company Sales Force to sell any Liposonix products, or (B) provide any sales incentives to the Company Sales Force with respect to the marketing or sale of Liposonix products.

(f) Should Parent determine that it is in the best interests of Parent and/or the Surviving Company to revise its business strategy in a manner that is reasonably likely to have a material negative impact on VASERshape Revenue, it shall promptly consult with the Representative, and Parent and the Representative shall agree to negotiate in good faith to revise the terms and conditions of this Section 1.10 with respect to the Earn-out Consideration to take into account such revisions in business strategy.

(g) Prior to the Closing Date, the Company shall prepare and provide to Goldberger and the Representative a list of prospective customers (the “Company Prospective Customers List”). Throughout 2013, the Company Prospective Customers List shall not be shared with Parent and shall instead be available to Goldberger pursuant to his Consulting Agreement and the Company Sales Force for the purpose of marketing and selling Company Products. For the avoidance of doubt, this Section 1.10(g) shall not prevent the Parent Sales Force from contacting, marketing or selling to any prospective customers, even if they are on the Company Prospective Customers List.

Section 1.11 Witholding Rights; Adjustments. Parent and Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of Applicable Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company or Parent occurring after the date hereof and prior to the Effective Time (or with respect to Parent, and with respect to the payment, if any, of any Earn-out Consideration, on or prior to the payment of any Earn-out Consideration pursuant to the terms of this Agreement), all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

Section 1.12 Escrow. On the Closing Date, the Representative, Parent and the Escrow Agent shall enter into the Escrow Agreement. Promptly following the Closing Date, and in any event within three business days of the Closing Date, (i) an amount of cash equal to the sum of five percent of the Unaccredited Investor Amount payable at Closing (the “Escrowed Cash”), and (ii) Shares of Parent Common Stock having a value of $1,525,000, less the amount of the Escrowed Cash, based on the Parent Volume Weighted Average Price (the “Escrowed Shares”), shall be deposited in escrow at Closing and shall be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement. All fees due to the Escrow Agent shall be borne equally by Parent and the Representative.

Section 1.13 No Dissenters’ Rights. In accordance with Section 7-90-206 of the CCAA, the Merger will not entitle any Unitholder to any dissenters’ rights, as described in Section 7-90-206 of the CCAA.

ARTICLE 2

CLOSING

Section 2.1 Closing. Unless this Agreement shall have been terminated pursuant to Article 6, and subject to the satisfaction or waiver of the conditions set forth in Article 5, the Closing shall take place on a date not later than the fifth Business Day following satisfaction or waiver of the conditions set forth in Article 5, at the offices of Ballard Spahr LLP, 1 East Washington Street, Suite 2300, Phoenix, Arizona 85004, unless another date, time or place is mutually agreed to in writing by Parent, Merger Sub and the Company.

Section 2.2 Actions to Occur at Closing.

(a) Payments of the Deductions from the Merger Consideration by Parent. At the Closing, Parent shall pay, or cause to be paid, the Deductions as follows:

(i) the amount of any outstanding Indebtedness due to a creditor of the Company under an Indebtedness Agreement as specified in such creditor’s payoff letter (collectively, the sum of such Indebtedness amounts for all such creditors being hereinafter referred to as the “Indebtedness Pay-Off Amount”), by wire transfer of immediately available funds to the account designated by such creditor at least two Business Days prior to the Closing Date;

(ii) the amount of Transaction Costs that remain outstanding as of the Closing Date and for which the Company has received an invoice (collectively, the sum of such payments for all payees of Transaction Costs being hereinafter referred to as the “Paid Transaction Costs”), by wire transfer of immediately available funds to the account designated by such Person in the applicable invoice;

(iii) the Representative Holdback Amount, by wire transfer to the account designated by the Representative, at least two Business Days prior to the Closing Date; and

(iv) the Accrued Dividends, by wire transfer of immediately available funds to the accounts designated by the holders of Preferred Units at least two Business Days prior to the Closing Date.

(b) Deliveries by Parent and Merger Sub. At the Closing, Parent and Merger Sub shall deliver the following in accordance with the applicable provisions of this Agreement:

(i) the cash deliverable (A) as Net Merger Consideration pursuant to Section 1.6(b), to the Exchange Agent for distribution to the Effective Time Holders in accordance with their Ownership Interest Share, and (B) as the Unaccredited Investor Amount, if required under Section 4.4(c), to the Exchange Agent for distribution to those Effective Time Holders who are Unaccredited Investors, in accordance with the ratios that the Ownership Interest Share of each such Unaccredited Investor bears to the Ownership Interest Share of all such Unaccredited Investors;

(ii) a counterpart of the Escrow Agreement, executed by Parent, to the Representative and the Escrow Agent;

(iii) the Escrowed Shares and Escrowed Cash, to the Escrow Agent;

(iv) a counterpart of the Exchange Agent Agreement (including reservation of Shares of Parent Common Stock deliverable as Net Merger Consideration pursuant to Section 1.6(b) for book entry transfer by the Exchange Agent as provided in the Exchange Agent Agreement), executed by Parent and the Exchange Agent, to the Representative;

(v) a certificate of Parent and Merger Sub duly executed by an officer of each of Parent and Merger Sub certifying in his or her capacity as an officer and not in his or her capacity as an individual, the satisfaction of the conditions set forth in Sections 5.3(a), (b) and (d), to the Representative;

(vi) resolutions authorizing the appointment of the Appointee Director to the Parent Board effective on the Closing Date; and

(vii) a counterpart of the Consulting Agreement, executed by the Surviving Company.

(c) Deliveries by the Company. At or prior to the Closing, the Company shall deliver the following in accordance with the applicable provisions of this Agreement:

(i) a counterpart of the Escrow Agreement, executed by the Representative and the Escrow Agent, to Parent and the Escrow Agent;

(ii) a counterpart of the Exchange Agreement, executed by the Representative, to Parent and the Exchange Agent;

(iii) evidence of the termination of the Investor Rights Agreement and the Management Oversight Agreement, to Parent;

(iv) a certificate of the Company duly executed by an officer of the Company certifying in his or her capacity as an officer and not in his or her capacity as an individual, the satisfaction of the conditions set forth in Sections 5.2(a), (b) and (c), to the Representative and to Parent;

(v) a long form good standing certificate for the Company and each Subsidiary as issued by the Secretary of State, or other appropriate agency, of the state or other jurisdiction of the Company’s or the Subsidiary’s domicile and a good standing certificate of the applicable Governmental Entity of each state or other jurisdiction in which the Company or each such Subsidiary is registered to transact business, each dated within 10 days of the Closing Date, to Parent;

(vi) the Consents set forth on Disclosure Schedule 3.1(e) in form reasonably satisfactory to Parent;

(vii) the resignations of the members of the Management Committee of the Company and of those officers whose resignations are requested by Parent;

(viii) a counterpart of the Consulting Agreement, executed by Goldberger;

(ix) payoff letters, issued by creditors under all Indebtedness Agreements, setting forth the amounts required to repay the Indebtedness under the Indebtedness Agreements in full, together with wire transfer instructions and directions from such parties, to Parent and acknowledgment letters from persons entitled to receive Accrued Dividends and from persons entitled to receive Net Merger Consideration in respect of Bonus Units, in each case as to the sufficiency of such payments in cancellation of their rights to receive any dividend or other distribution from the Company or of their Bonus Unit.

(x) a certificate of the Company duly executed by an officer of the Company certifying in his or her capacity as an officer and not in his or her capacity as an individual specifying the amounts of each of the Indebtedness Pay-Off Amount, Paid Transaction Costs and Accrued Dividends (the “Deductions Certificate”).

(xi) instruction letters, issued by payees of the Indebtedness Pay-Off Amount, Paid Transaction Costs and Accrued Dividends, setting forth wire transfer instructions and directions from such payees;

(xii) a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent certifying that 50% or more of the value of the gross assets of the Company does not consist of U.S. real property interests and/or that 90% or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents, for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-11T(d)(2);

(xiii) an opinion of counsel to the Company with respect to the matters set forth on Appendix A to this Agreement, to Parent;

(xiv) a certificate of the Company duly executed by an officer of the Company certifying in his or her capacity as an officer and not in his or her capacity as an individual the exact amount of the Management Bonuses and confirming that the Management Bonuses have been paid in full prior to the Closing; and

(xv) a Warrant Termination and Amendment Agreement duly executed by each holder of In-The-Money Warrants; and

(xvi) an amendment to the Bonus Plan mutually acceptable to the Company and Parent in relation to Section 409A of the Code.

(d) Statement of Merger. At the Closing, the Company shall deliver the duly executed Statement of Merger and Parent shall cause such duly executed Statement of Merger to be properly filed with the Colorado Secretary of State.

Section 2.3 Procedures for Issuances to Effective Time Holders.

(a) Exchange Agent. Prior to the Effective Time, Parent and the Company will choose an exchange agent, which may be Parent’s transfer agent, to among other things, mail and receive the transmittal letters and distribute the Net Merger Consideration and, if applicable, the Earn-out Consideration to the Effective Time Holders (the “Exchange Agent”). Parent, Representative and the Exchange Agent shall enter into an agreement with the Exchange Agent (the “Exchange Agent Agreement”) which will provide for the delivery of the Total Merger Consideration as provided in Section 2.3(b). The fees due to the Exchange Agent shall be paid by Parent.

(b) Delivery of Total Merger Consideration. Not later than the fifth Business Day following the Effective Time, the Exchange Agent shall mail to each Effective Time Holder a letter of transmittal substantially in the form attached hereto as Exhibit D, which shall specify (among other things) that the delivery of the portion of the Net Merger Consideration to which the Effective Time Holder is entitled (whether in Parent Common Stock or cash) shall be effected only upon execution and return of the letter of transmittal to the Exchange Agent. When the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, have been returned to the Exchange Agent by the Effective Time Holder, the Exchange Agent shall (A)(i) provide the Effective Time Holder with certificate(s) for Parent Common Stock that have been registered in the name of such holder in accordance with this Section 2.3(b) or (ii) cause to be entered a book-entry notation in favor of such Effective Time Holder representing such number of shares of Parent Common Stock to be registered in the name of such Effective Time Holder in accordance with this Section 2.3(b), and (B) if any cash has been delivered to the Exchange Agent in respect of the Net Merger Consideration pursuant to Sections 1.6(b) and 4.4(c), distribute such Effective Time Holder’s Ownership Interest Share of such cash in the amount set forth on the Spreadsheet. No interest shall be paid or shall accrue on any amount payable pursuant to Sections 1.6(b) and 4.4(c). Following Parent’s delivery to the Exchange Agent of shares of Parent Common Stock as Earn-out Consideration or cash payable to Unaccredited Investors in connection with the earn-out, the Representative shall advise the Exchange Agent of the number of such shares deliverable to each Effective Time Holder entitled to Earn-out Consideration and cash payable to Unaccredited Investors in connection with the earn-out in accordance with their respective Ownership Interest Share and rounding the shares deliverable to each to avoid the delivery of fractional shares, and the Exchange Agent shall promptly make such distribution of the Earn-out Consideration to the such Effective Time Holders.

Section 2.4 Appointment to Parent Board. Prior to the Closing, Parent shall take such actions as are necessary to expand the size of the Parent Board by one member and to appoint David B. Holthe (the “Appointee Director”) at the Closing to fill the vacancy on the Parent Board created by such expansion. Subject to the approval of the Parent Board in accordance with its customary practice of approving nominees for the Parent Board, Parent will nominate the Appointee Director for re-election to the Parent Board following the end of the Appointee Director’s initial term as a director of Parent. If the Appointee Director resigns from the Parent Board prior to December 31, 2015, other than due to his failure to be re-elected by Parent’s stockholders at an annual meeting of Parent’s stockholders (the “Appointee Resignation”), and at the time of the Appointee Resignation the Representative or its Affiliates holds not less than 5% of the outstanding shares of Parent Common Stock, then Parent shall appoint a nominee provided by the Representative (the “Nominee”) to fill such vacancy for the remainder of the term in which the Appointee Director was serving prior to the Appointee Resignation, provided that the Nominee is reasonably acceptable to the Parent Board.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent disclosure schedules numbered according to the relevant sections in this Agreement (the “Disclosure Schedules”). Any exception or qualification set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement as and to the extent the content of such disclosure makes its applicability to such other representations, warranties and covenants reasonably apparent. Subject to the exceptions and qualifications set forth in the Disclosure Schedules, the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization and Qualification. The Company and the Subsidiaries are limited liability companies or limited partnerships, as applicable, duly organized, validly existing and in good standing under the Applicable Laws of the states of their formation, and each has all requisite limited liability company or limited partnership, as applicable, power and authority to own, lease and operate its properties and to conduct the Business. The Company and the Subsidiaries are duly qualified or licensed and in good standing to conduct the Business in each jurisdiction in which the property owned, leased or operated by them and the nature of the Business conducted by them makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not result in a Material Adverse Effect; without limiting the foregoing, the Company and each Subsidiary is so qualified to do business in each jurisdiction set forth opposite its name in Disclosure Schedule 3.1(a). The

Company has delivered or made available to Parent true and complete copies of the currently effective articles of organization and operating agreement, partnership agreement or other applicable organizational documents, of the Company and the Subsidiaries (such instruments and documents, the “Charter Documents”). Except as set forth in Disclosure Schedule 3.1(a), none of the Company or any Subsidiary is in violation of its Charter Documents.

(b) Subsidiaries. Except for LipoConfusion LLC, a Colorado limited liability company, Sound Surgical (UK) Ltd., a Colorado limited liability company, Medical Device Resale Ltd., a Colorado limited liability company, and Sound Surgical Technologies Ltd., a Colorado limited partnership (each individually, a “Subsidiary” and collectively, the “Subsidiaries”), neither the Company nor any Subsidiary owns or controls, directly or indirectly, any interest in any Person. The Company or a Subsidiary, as applicable, is the record and beneficial owner of all of the outstanding equity interests of each Subsidiary free and clear of all Liens (other than a Permitted Lien), and such equity interests are duly authorized, validly issued fully paid and nonassessable. There are no outstanding options, warrants, call rights, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character relating to the equity ownership interests of any Subsidiary to which the Company or any Subsidiary is a party, or by which it is bound, obligating any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any of its equity interests or any right to acquire any such equity interests.

(c) Capitalization. The authorized capital of the Company consists of Common Units and Preferred Units. On the date of this Agreement there are 20,323,532 Common Units, 276,000 Preferred Units, 114,000 Bonus Award Units, In-The-Money Options for the acquisition of 42,000 Units and In-The-Money Warrants for the acquisition of 6,493,506 Units issued and outstanding. Disclosure Schedule 3.1(c) sets forth a list of (i) the holders of the Outstanding Units (the “Unitholders”) as of the date of this Agreement, (ii) the amount and type of Outstanding Units held by each Unitholder, (iii) the holders of each Option and each Warrant, (iv) the exercise price for each Option or Warrant, (v) the number of Common Units that may be acquired by each holder of each Option or Warrant, (vi) the vesting schedule, if any, of each Option and Warrant, and (vii) the holders of each Bonus Award Unit and the numbers of Bonus Award Units granted to each such holder. True and complete copies of each Option Plan and of each Option grant, Warrant and Bonus Award Unit have been delivered to or made available to Parent. Upon cancellation of the Outstanding Options that are not In-the-Money Options and the Outstanding Warrants that are not In-The-Money Warrants pursuant to Section 1.7(d), no consideration will be due to the holders thereof. Except as set forth in Disclosure Schedule 3.1(c), there are no outstanding equity interests of the Company or options, warrants, call rights, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character relating to the equity interests of the Company to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any equity interests of the Company or any right to acquire any such equity interests. No Person shall be entitled to receive a portion of the Merger Consideration other than the Effective Time Holders. All Outstanding Units are duly authorized and validly issued, fully paid and nonassessable, have been issued in accordance with all Applicable Laws and have not been issued in violation of any preemptive right. Without limiting the foregoing, except as set forth in Disclosure Schedule 1.6(b), the Company reasonably believed that each Unitholder was, as of the date of acquisition of the Unit(s) so held, an Accredited Investor. Disclosure Schedule

1.6(b) is, and the Spreadsheet will be, accurate in all respects and, without limiting the foregoing, the allocation of Total Merger Consideration as provided in the Spreadsheet is in accordance with the provisions of the Company’s Charter Documents. There are no Contracts to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co sale rights or “drag-along” rights) of any equity interests of the Company other than the Operating Agreement and the Investor Rights Agreement. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding equity of the Surviving Company.

(d) Authority; Due Execution and Binding Effect.

(i) The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder. The Company’s entry into and performance of its obligations under this Agreement and each other Transaction Document to which the Company is a party have been approved by the Management Committee of the Company and upon receipt of the Required Member Approval will be duly authorized by all necessary limited liability company action. This Agreement has been, and each other Transaction Document to which the Company is a party will be, duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Applicable Laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

(ii) The affirmative vote of two-thirds of the total outstanding Common Units and Preferred Units of the Company is the only vote or consent of the Unitholders necessary pursuant to the Operating Agreement and the CCAA to approve this Agreement and the transactions contemplated hereby (the “Required Member Approval”).

(e) No Conflict. Except as set forth in Disclosure Schedule 3.1(e), the execution and delivery of, and the performance by the Company of its obligations under, this Agreement and each other Transaction Document to which it is a party, will not, directly or indirectly: (i) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Applicable Law or order to which the Company or any Subsidiary is subject; (ii) violate, conflict with or result in the breach of any provision of any Charter Document of the Company or any Subsidiary; (iii) require the Company or any Subsidiary to obtain any approval of, observe any waiting period imposed by, or make any filing with or notice to, any Governmental Entity; or (iv) conflict in any respect with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, require any Consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) pursuant to, any Contract to which the Company or any Subsidiary is a party or by which any of their assets or properties are bound or affected.

(f) Financial Statements. The Company has prepared, or caused to be prepared, and has made available to Parent the (i) audited, consolidated financial statements of the Company and the Subsidiaries, including the balance sheets as of December 31, 2010 and 2011 and the related consolidated statements of operations and comprehensive loss, changes in members’ equity and cash flows for the years ended December 31, 2010 and 2011, and (ii) unaudited, consolidated financial statements of the Company and the Subsidiaries, including the balance sheet as of September 30, 2012 and the related consolidated statement of operations and comprehensive loss changes in members’ equity and cash flows for the nine months ended September 30, 2012 (collectively, the “Financial Statements”). Except as set forth therein or in Disclosure Schedule 3.1(f), the Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the Subsidiaries and prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other (except that the unaudited Financial Statements do not contain all of the notes required by GAAP), and present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates and during the respective periods indicated therein, subject in the case of the unaudited Financial Statements to normal recurring year-end adjustments. The books and records of the Company and the Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting principles.

(g) No Undisclosed Liabilities. The Company has no material Liabilities except as (i) reflected in, reserved against or disclosed in the Financial Statements, (ii) incurred in the ordinary course of business since the Last Balance Sheet Date and not as a result of a breach of contract, violation of Applicable Law or tort, or (iii) set forth in Disclosure Schedule 3.1(g). All Transaction Costs other than the Paid Transaction Costs will have been paid in full prior to the Closing. The aggregate amount of Indebtedness as of the Latest Balance Sheet date was approximately $1,500,000 and the net aggregate amount of Indebtedness as of the date of this Agreement was not more than $3,100,000.

(h) Litigation. Except as set forth in Disclosure Schedule 3.1(h), there are no (i) Actions by or against the Company or any of the Subsidiaries, or any officers or employees of the Company or any Subsidiary in their capacities as such, or affecting the Company’s or the

Subsidiaries’ assets pending, or to the Knowledge of the Company, threatened; or (ii) orders outstanding by any court or Government Entity to which the Company or any Subsidiary, or any of their assets, are subject. Without limiting the generality of the foregoing, there are no material Actions against the Company or any Subsidiary pending, or, to the Knowledge of the Company, threatened relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company Product. There is no investigation, audit, or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of the Subsidiaries, any of their respective assets or any of their respective officers by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no Action pending against, or to the knowledge of Parent or Merger Sub, threatened against or affecting, the Company before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

(i) Taxes.

(i) The Company and the Subsidiaries have each timely filed, or have caused to be timely filed, all Tax Returns relating to Taxes required to be filed by or on behalf of the Company and the Subsidiaries, such Tax Returns are true and complete in all material respects, and the Company has paid all Taxes owed by the Company or any Subsidiary, whether or not shown to be due on such Tax Returns.

(ii) The Company has delivered to Parent correct and complete copies of all material Tax Returns (other than income Tax Returns), examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 2009.

(iii) Except as disclosed on Disclosure Schedule 3.1(i)(iii), the Company and each Subsidiary have complied with all requirements under Applicable Law relating to the payment, reporting and withholding of Taxes (including with respect to the Company’s and the Subsidiary’s employees.

(iv) Except as disclosed on Disclosure Schedule 3.1(i)(iv), neither the Company nor any Subsidiary has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding or assessed against the Company or any Subsidiary.

(v) There is no (i) claim for Taxes being asserted against the Company or that has resulted in a Lien against the property of the Company or such Subsidiary, other than Permitted Liens, (ii) extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, or (iii) agreement to any extension of time for filing any Tax Return which has not been filed.

(vi) No audit or other examination of any Tax Return of the Company or any Subsidiary by any taxing authority is presently in progress, nor does the Company or any

Subsidiary have knowledge of any pending or threatened audit or other examination by any Governmental Entity in respect of any Tax.

(vii) None of the Company or any Subsidiary has been notified by a taxing authority in any jurisdiction in which the Company or any Subsidiary does not pay Taxes or file Tax Returns asserting that the Company or any Subsidiary is or may be required to pay Taxes or file Tax Returns in such jurisdiction, which has not been resolved prior to the date of this Agreement.

(viii) The Latest Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and Subsidiaries for periods (or portions of periods) through the Latest Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for unpaid Taxes accruing after the Latest Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Latest Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for Taxes for any periods or portions of the periods prior to the Closing Date that are not included in the calculation of the Closing Working Capital.

(ix) Each Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Governmental Entities for which receipts are ordinarily provided.

(x) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, nor does the Company or any Subsidiary have any Liability or potential Liability to another party under any such agreement.

(xi) Fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests (within the meaning of Section 897 of the Code), and/or 90% or more of the value of the gross assets of the Company does not consist of U.S. real property interests (within the meaning of Section 897 of the Code) plus cash or cash equivalents.

(xii) The Company has provided to the Parent all documentation relating to any applicable Tax holidays or incentives in respect of the Company and each Subsidiary. The Company and each Subsidiary are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated by this Agreement.

(xiii) No election has been made to treat the Company as an association taxable as a corporation. The Company has always been treated as a partnership or as a disregarded entity for income tax purposes.

(xiv) Any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments complies in all material respects with the requirements of Section 409A of the Code.

(j) Title to Property and Assets.

(i) Neither the Company nor any Subsidiary owns or has ever owned any real property.

(ii) Disclosure Schedule 3.1(j)(ii) sets forth the address of each parcel of real property in which the Company has a leasehold interest (the “Leased Real Property”), including whether such property or any portion thereof is leased or subleased by the Company or any Subsidiary to a third party. Each parcel of Leased Real Property is leased under a valid and subsisting lease, sublease, offer to lease or agreement to lease. Each lease, sublease, offer to lease or agreement to lease relating to the Leased Real Property is in full force and effect, and neither the Company nor any Subsidiary has received any written notice of any pending or, to the Knowledge of the Company, threatened condemnation Actions relating the Company’s or the Subsidiary’s use or occupancy of the Leased Real Property.

(iii) Except as set forth in Disclosure Schedule 3.1(j)(iii), the Company and the Subsidiaries have valid ownership or leasehold interests in all of the material tangible personal assets and properties owned, leased or used by the Company or the Subsidiaries in connection with the conduct of the Business, free and clear of Liens except Permitted Liens.

(k) Intellectual Property.

(i) Disclosure Schedule 3.1(k)(i) contains a true and complete list of all Company Registered Intellectual Property and all Company Licensed Intellectual Property that is exclusively licensed to the Company or any Subsidiary. The Company or a Subsidiary, as applicable, owns all rights in, or has adequate, valid and enforceable rights to use, the Company Intellectual Property, free and clear of all Liens except Permitted Liens. The Company Intellectual Property is sufficient for the conduct of the business of the Company and the Subsidiaries as currently conducted and as currently proposed to be conducted.

(ii) Except as set forth in Disclosure Schedule 3.1(k)(ii): (A), the operation of the business of the Company and the Subsidiaries as such business is currently conducted and as currently proposed to be conducted, including the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product, has not and does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction; (B) to the Knowledge of the Company, the Company Intellectual Property has not been infringed, misappropriated or otherwise violated in any material respect by any Person, including any employee or former employee of the Company or any Subsidiary; (C) no Action has been brought against the Company or any Subsidiary (and neither the Company nor any Subsidiary has received any written notice, or any threat) that involves a claim of infringement, misappropriation or other violation of any Intellectual Property of any third party or that contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property right; and (D) neither the Company nor any Subsidiary has brought any Action for infringement, misappropriation or other violation of any Intellectual Property or breach of any Contract relating to the Company Intellectual Property. Except as set forth in Disclosure Schedule 3.1(k)(ii), neither the Company nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any third party Intellectual Property. Except as set forth in Disclosure Schedule 3.1(k)(ii), neither the Company nor any Subsidiary has received any unresolved written notice of any alleged invalidity with respect to any of the Company Intellectual Property in connection with the normal conduct of the Business.

(iii) Except as disclosed on Disclosure Schedule 3.1(k)(iii), neither the Company nor any Subsidiary has transferred ownership of any Intellectual Property that is or was Company Owned Intellectual Property, to any third party, or granted any third party any exclusive rights with respect to any Company Intellectual Property, or to the Knowledge of the Company, permitted the Company’s rights in any Intellectual Property that is or was Company Owned Intellectual Property to enter the public domain or, with respect to any Intellectual Property for which the Company or the Subsidiaries have submitted an application or obtained a registration, lapse (other than through the exercise of commercially reasonable business judgment or the expiration of registered Intellectual Property at the end of its maximum statutory term). The Merger will not alter, impair or otherwise affect any rights of the Company or any Subsidiary in any Company Intellectual Property.

(iv) All fees, annuities, royalties, honoraria and other payments that are due from the Company on or before the date of this Agreement for any of the Company Intellectual Property and agreements related to the Company Intellectual Property have been paid. Disclosure Schedule 3.1(k)(iv) sets forth a list of all fees, annuities, royalties, honoraria and other payments that are due from the Company within six (6) months of the Closing Date for any of the Company Intellectual Property and agreements related to the Company Intellectual Property existing as of date of this Agreement.

(v) Except as disclosed on Disclosure Schedule 3.1(k)(v), each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and the Subsidiaries’ ownership interests therein.

(vi) Except as set forth in Disclosure Schedule 3.1(k)(vi), each of the Company and each Subsidiary has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Owned Intellectual Property, unencumbered and unrestricted exclusive ownership of all such third party’s Intellectual Property in such contribution that the Company or any Subsidiary does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, except as set forth in Disclosure Schedule 3.1(k)(vi), each current and former employee, consultant and independent contractor of the Company and each Subsidiary who have contributed to the development of Company Intellectual Property has assigned unencumbered and exclusive ownership of such Intellectual Property to the Company or the applicable Subsidiary under a valid and enforceable proprietary information and invention disclosure and assignment agreement.

(vii) The Company and the Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company Intellectual Property.

(viii) No “open source software”, “free software” or other materials licensed under similar licensing or distribution terms have been incorporated into, combined with, used by, distributed with the Company Intellectual Property or Company Products.

(ix) Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any software source code or, except to manufacturers of the Company’s Products pursuant to a written and enforceable agreement imposing confidentiality and non-disclosure obligations on each such manufacturer. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any software source code or, except to manufacturers of the Company’s Products pursuant to a written and enforceable agreement imposing confidentiality and non-disclosure obligations on each such manufacturer.

(x) All Company Products sold, licensed, leased, provided or delivered by the Company or any Subsidiary to customers on or prior to the Closing Date conform as to applicable contractual commitments and warranties in all material respects and conform to and perform in accordance with applicable packaging, advertising and marketing materials, specifications or documentation in all material respects. Neither the Company nor any Subsidiary has any liability for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected in, reserved against or disclosed in the Financial Statements. With respect to Company Products sold, licensed, leased, provided or delivered by the Company or any Subsidiary to customers on or prior to the Closing Date with respect to which obligations of any kind on the part of the Company or such customer remain outstanding, such Company Products have been so sold, licensed, leased, provided or delivered pursuant to the Company’s standard form of distribution agreement or pursuant to one of the Company’s standard forms of customer agreement, which forms have been made available to Parent, and which forms are valid and enforceable.

(xi) No (A) government funding, (B) facilities of a university, college, other educational institution or research center, or (C) funding from any Person (other than funds received in consideration for Company membership units) was used in the development of the Company Owned Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary. There are no usage rights, march-in rights, manufacturing restrictions, or other rights of any Governmental Entity or any academic institution in or to any of the Company Owned Intellectual Property.

(xii) Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company Owned Intellectual Property. Neither the Company nor any Subsidiary has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company Owned Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(xiii) To the Knowledge of the Company, except as set forth in Disclosure Schedule 3.1(k)(xiii), neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s possession, custody or control.

(l) Compliance with Applicable Laws; Permits.

(i) The Company and each Subsidiary has complied in all material respects with all Applicable Laws and is not in violation in any material respect of, and has not received any written notices of suspected, potential or actual violation with respect to, any Applicable Laws. Each consent, license, permit, grant or other authorization (A) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its properties or (B) which is required for the operation of the Company’s and the Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or the applicable Subsidiaries, except where the failure to have any such Company Authorization so issued or granted is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each Subsidiary has at all times been in compliance in all material respects with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, except where the failure to have any such Company Authorization is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Disclosure Schedule 3.1(l)(i), the operation of the Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Company Products, is and at all times has been in material compliance with all Applicable Laws, Permits, and orders administered by any Governmental Entity, including the Food and

Drug Administration (“FDA”). Except as set forth in Disclosure Schedule 3.1(l)(i), during the three year period ending on the date of this Agreement, the Company has not had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters,” or similar correspondence or written notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any Applicable Law, Permit or such correspondence or notice from any Governmental Entity, and, to the Knowledge of the Company, neither the FDA nor any Governmental Entity is considering such action. All preclinical and clinical trials in respect of the Company Business being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Entity, including the FDA and its counterparts worldwide, in connection with any Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to Applicable Law. To the Knowledge of the Company, neither the Company nor any Subsidiaries is the subject of any pending or threatened investigation in respect of the Company or Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Without limiting the foregoing, the Company and each Subsidiary has conducted its sales and marketing activity in compliance in all material respects with the U.S. Telephone Consumer Protection Act.

(ii) The Company and the Subsidiaries have all material permits, licenses, approvals, franchises, orders, consents, authorizations, registrations, qualifications or other rights and privileges from any Governmental Entity, including the FDA (collectively, “Permits”), required to permit them to conduct the Business. As of the date of this Agreement, the Permits held by or issued to the Company or any Subsidiary are in full force and effect, and the Company and each Subsidiary are in compliance in all material respects with each such Permit held by or issued to them.

(m) Brokers’ and Finders’ Fees. Except for William Blair & Company, whose fee will be paid as part of the Transaction Expenses, none of the Company or the Subsidiaries has incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

(n) Employees; Compensation; Labor Matters.

(i) Disclosure Schedule 3.1(n) contains a complete list of (A) all employees of the Company or any Subsidiary (“Business Employees”), (B) their rate of compensation as of the date of delivery of the Disclosure Schedules (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively), and (C) any severance plans, agreements, arrangements or obligations relating to any such Business Employee. Except as set forth in Disclosure Schedule 3.1(n), each Business Employee is an employee at will.

(ii) The Company and each Subsidiary are in compliance in all material respects with all Applicable Laws respecting employment, employment practices,

terms and conditions of employment and wages and hours. No work stoppage, slowdown or labor strike against the Company or any Subsidiary is pending or, to the Company’s Knowledge, threatened. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or union contract with respect to its employees. There are no charges of employment discrimination or unfair labor practices pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary.

(o) Employee Benefit Plans.

(i) Disclosure Schedule 3.1(o)(i) contains a list, as of the date of this Agreement, of all “employee benefit plans” within the meaning of §3(3) of ERISA, all material bonus, equity option, equity purchase, equity, incentive, deferred compensation, supplemental retirement, severance, change in control, fringe benefit and other employee benefit plans, programs or arrangements, and all material employment or compensation agreements, whether or not subject to ERISA, in each case for the benefit of, or relating to, current employees and/or former employees of the Company or any Subsidiary, sponsored by, contributed to or maintained by the Company or any Subsidiary, or under which the Company or any Subsidiary has any present or future Liability, other than those plans, programs and arrangements sponsored or mandated by a Governmental Entity (collectively, the “Employee Plans”).

(ii) To the Company’s Knowledge, each Employee Plan has been established and administered in compliance in all material respects with its terms and the requirements prescribed by Applicable Laws, and the Company and the Subsidiaries, as applicable, has performed all material obligations required to be performed by it under, and is not in any material respect in violation of the terms of, any of the Employee Plans. To the extent applicable, the Company has made available to Parent copies of: (A) each Employee Plan and applicable amendments; (B) the most recent IRS Form 5500, if any, prepared for each Employee Plan (including all schedules thereto); (C) the most recent determination letter; (D) any trust agreement or other funding instrument related to such Employee Plan; and (E) any summary plan description.

(iii) Except as set forth in Disclosure Schedule 3.1(o)(iii), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement shall not constitute an event under any Employee Plan that shall result in or cause (A) any payment (whether of severance pay or otherwise), (B) forgiveness of indebtedness or accelerated vesting with respect to any current employees or former employees of the Company or any Subsidiary, (C) any limitation or restriction on the right of Parent to merge, amend or terminate any of the Employee Plans, or (D) payments under any of the Employee Plans that would not be deductible under Section 280G of the Code.

(iv) None of the Company or any of the Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is obligated to contribute to, or has any Liability or responsibility with respect to any Employee Plan that is subject to Title IV of ERISA, including any multi-employer plan (as defined in Section 3(37) of ERISA).

(v) None of the Company or any of the Subsidiaries has any Liability or obligation under any Employee Plan to provide post-termination life insurance or medical or health benefits to any employee or dependent other than as required by Part 6 of Title I of ERISA. To the Company’s knowledge, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Employee Plan.

(vi) Pursuant to the terms of the Bonus Plan and the documentation provided to the Bonus Unitholders in connection therewith, none of the Bonus Unitholders are entitled to receive any portion of the Earn-out Consideration in respect of their Bonus Award Units.

(vii) The Company is not subject to Section 280G of the Code and the regulations thereunder.

(p) Environmental Matters. The Company and the Subsidiaries have obtained all material Environmental Permits necessary for the conduct of Business and each is in compliance in all material respects with the requirements of such Environmental Permits and with all applicable Environmental Laws. Except as set forth in Disclosure Schedule 3.1(p), (i) to the Knowledge of the Company no (A) underground storage tanks, (B) polychlorinated biphenyls or equipment containing polychlorinated biphenyls, or (C) asbestos or asbestos-containing materials are present at the Leased Real Property, and (ii) the operations of the Company and the Subsidiaries have not resulted in any release of Hazardous Materials on the Leased Real Property.

(q) Material Contracts. Disclosure Schedule 3.1(q) sets forth a list of the Material Contracts, true and complete copies of which have been provided or made available to Parent. The Material Contracts are in full force and effect, valid and enforceable and not in material default and no circumstance exists that (with or without notice, the passage of time or both) would constitute a default under any Material Contract by the Company or any Subsidiary or, to the Knowledge of the Company, by any other party thereto. Except as set forth in Disclosure Schedule 3.1(q), none of the Company or any of the Subsidiaries has received any written notice of default or intention to cancel or modify with respect to a Material Contract.

(r) Transactions with Affiliates. Except as set forth in Disclosure Schedule 3.1(r), there are no loans to, or borrowings from, or any leases or other agreements with, or transactions between the Company or any Subsidiary, on the one hand, and any present or former Unitholder, manager, member or officer of the Company or any Subsidiary, or to the Knowledge of the Company any Person controlled by any such Unitholder, manager, member or officer or his or her immediate family, on the other hand, except for standard employment or consulting arrangements.

(s) Absence of Changes. Since the Latest Balance Sheet Date, the Company and the Subsidiaries have conducted the Business only in the ordinary course consistent with past practice and, except as set forth in Disclosure Schedule 3.1(s), there has not been:

(i) any change in the assets, liabilities, financial condition, properties, business or operations of the Company or the Subsidiaries, other than changes occurring in the ordinary course of business consistent with past practices;

(ii) any Lien placed on any of the properties of the Company or the Subsidiaries, other than Permitted Liens;

(iii) any damage, destruction or loss, whether or not covered by insurance, to any material property or right of the Company or any Subsidiary;

(iv) any declaration, setting aside or payment of any distribution by the Company, or the making of any other distribution, in respect of the Units, or any direct or indirect redemption, purchase or other acquisition by the Company of its own equity interests;

(v) any resignation, termination or removal of any officer of the Company or the Subsidiaries, material loss of personnel of the Company or the Subsidiaries, or change in the terms and conditions of the employment of the Company’s or the Subsidiaries’ officers or key personnel;

(vi) any amendment or termination of, or waiver under, any Material Contract, except as otherwise contemplated by this Agreement;

(vii) any acquisition or disposition of property, other than sales of Company Products in the ordinary course of business, for a purchase or sale price in excess of $50,000;

(viii) any sale, disposition, transfer or license to any Person of any Company Intellectual Property (other than in the ordinary course of business consistent with past practice); or any acquisition or license from any Person of any Intellectual Property (other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with the Company Products);

(ix) any material change in the manner in which the Company or any Subsidiary extends discounts, credits or warranties to customers or otherwise deals with its customers; or

(x) any agreement or understanding whether in writing or otherwise, for the Company or the Subsidiaries to take any of the actions specified in paragraphs (i) through (ix).

(t) Insurance. Disclosure Schedule 3.1(t) contains a summary of the insurance policies currently maintained by the Company and any Subsidiary (the “Insurance Policies”) and all such policies are in full force and effect. Except as set forth in Disclosure Schedule 3.1(t), there are currently no claims pending by or against the Company or any Subsidiary under any insurance policies covering the property, business or employees of the Company or any Subsidiary, other than routine claims for benefits by employees, and all premiums due and payable with respect to the Insurance Policies have been paid to date. To the Knowledge of the Company, there is no threatened termination of any Insurance Policies.

(u) Accounts Receivable; Accounts Payable; Inventory.

(i) All of the accounts receivable of the Company and each Subsidiary are valid and are not subject to set-off or counterclaim except for customary allowances and reserves in the ordinary course of business. Since the Latest Balance Sheet Date, the Company and each Subsidiary have collected their respective accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and have not accelerated any such collections. Set forth in Disclosure Schedule 3.1(u)(i) is an aging report with respect to the accounts receivable of the Company and each Subsidiary as of December 31, 2012.

(ii) All of the notes receivable of the Company and each Subsidiary are valid and are not subject to set-off or counterclaim except for customary allowances and reserves in the ordinary course of business. Since the Latest Balance Sheet Date, the Company and each Subsidiary have collected their respective notes receivable in the ordinary course of business and in a manner which is consistent with past practices and have not accelerated any such collections. Set forth in Disclosure Schedule 3.1(u)(ii) is an aging report with respect to the notes receivable of the Company and each Subsidiary as of December 31, 2012.

(iii) All accounts payable and notes payable of the Company and each Subsidiary arose in bona fide arm’s length transactions in the ordinary course of business. Except as set forth in Disclosure Schedule 3.1(u)(iii), since the Latest Balance Sheet Date, the Company and each Subsidiary have paid their respective accounts payable in the ordinary course of their business and in a manner which is consistent with their past practices and have not delayed the payment of any accounts payable. Set forth in Disclosure Schedule 3.1(u)(iii) is a list of the accounts payable of the Company and each Subsidiary as of December 31, 2012.

(iv) The Company and each Subsidiary have good and marketable title to their respective inventories, free and clear of Liens other than Permitted Liens. The inventories are in good and merchantable condition in all material respects, and are suitable and usable in all material respects for the purposes for which they are intended.

(v) Foreign Corrupt Practices Act. Neither the Company nor any of Subsidiaries (including any of their respective officers, managers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

(w) Export Control Laws. The Company and each Subsidiary has at all times conducted its export transactions in accordance, in all material respects, with (i) all applicable U.S. export and re export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company or any Subsidiary conducts business. Without limiting the foregoing:

(i) the Company and each Subsidiary has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export and re export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(ii) the Company and each Subsidiary is in material compliance with the terms of all applicable Export Approvals;

(iii) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(iv) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that may give rise to any future claims;

(v) no Consents for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Consents can be obtained expeditiously without material cost; and

(vi) Disclosure Schedule 3.1(w) sets forth the true, complete and accurate export control classifications applicable to the Company Products.

(x) Restrictions on Business Activities. Except as set forth in Disclosure Schedule 3.1(x), there is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any Subsidiary is a party or otherwise binding upon the Company or any Subsidiary which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary, any acquisition or use of property (tangible or intangible) by the Company or any Subsidiary, the conduct of business by the Company or any Subsidiary, or otherwise limiting the freedom of the Company to engage or participate in any line of business, market or geographic area, or to conduct any business activities, or to compete with any Person. Without limiting the generality of the foregoing, except as set forth in Disclosure Schedule 3.1(x), neither the Company nor any Subsidiary has entered into any Contract under which the Company or any Subsidiary is restricted from selling, licensing, manufacturing or otherwise distributing or providing any products or services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of any market.

(y) Consent Solicitation. All information furnished on or in any document mailed, delivered or otherwise furnished or to be mailed, delivered or otherwise furnished to Unitholders by the Company in connection with the solicitation of the Required Member Approval, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading, other than information regarding Parent and Merger Sub provided by Parent for inclusion therein, as to which the Company makes no representation or warranty.

Section 3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each represents and warrants to the Company as follows:

(a) Organization; Authority; Due Execution and Binding Effect. Parent is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the state of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Applicable Laws of the state of Colorado. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations under this Agreement and each other Transaction Document to which it is a party. This Agreement has been, and each other Transaction Document to which Parent or Merger Sub is a party will be, duly and validly executed and delivered by Parent and Merger Sub. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Applicable Laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity). No vote of Parent’s stockholders is necessary pursuant to Parent’s charter documents or Applicable Law to approve this Agreement and the transactions contemplated hereby.

(b) Parent Common Stock. The authorized capital stock of Parent consists of 100,000,000 shares of common stock, of which 68,795,987 shares are issued and outstanding, and 10,000,000 shares of preferred stock, of which no shares are issued and outstanding, at December 31, 2012. All outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and not subject to any preemptive rights, or to any agreement to which Parent is a party or by which Parent may be bound that would conflict with the obligations of Parent under this Agreement, the other Transaction Documents to which Parent is a party or the transactions contemplated hereby or thereby. The shares of Parent Common Stock to be issued pursuant to the terms of this Agreement are validly authorized and reserved for issuance and, when such shares of Parent Common Stock have been duly delivered pursuant to the terms of this Agreement, will not have been issued in violation of any preemptive or similar right of any stockholder or other Person. When the shares of Parent Common Stock have been duly delivered pursuant to the terms of this Agreement, such shares of Parent Common Stock will be validly issued, fully paid and non-assessable, and listed on the NASDAQ Stock Market.

(c) No Conflict. Neither the execution and delivery of this Agreement by Parent or the Merger Sub, nor the performance by Parent or Merger Sub of its respective obligations hereunder shall, directly or indirectly: (i) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Applicable Law or order to which Parent or Merger Sub is subject; (ii) violate, conflict with or result in the breach of any provision of the organizational documents of Parent or Merger Sub; or (iii) conflict in any material respect with, result in a material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material breach or default) under, require any Consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien pursuant to, any material Contract to which either Parent or Merger Sub is a party or by which any of its respective assets or properties are bound or affected. Without limiting the foregoing, Parent is not subject to any Contract that would prevent Parent and the Surviving Company from selling Company Products or prevent Parent from performing its obligations under this Agreement, including those relating to the Earn-out Consideration set forth in Section 1.10.

(d) Litigation. There is no Action pending against, or to the knowledge of Parent or Merger Sub, threatened against or affecting, Parent or Merger Sub before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

(e) Operations; Capitalization of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has no employees and has conducted its operations only as contemplated hereby. The authorized capital stock of Merger Sub consists of one membership unit, which is owned by Parent and is validly issued, fully paid and nonassessable.

(f) Parent SEC Documents. Since June 30, 2011, Parent has timely filed all Parent SEC Documents to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act. Parent has made available to the Company an accurate and complete copy of each communication mailed by Parent to its stockholders since the time of filing of the Form 10-K for the year ending December 31, 2011. No such Parent SEC Document or communication, at the time filed or communicated (or, if amended prior to the date of this Agreement, as of the date of such amendment), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they are made, not misleading. As of their respective dates, all Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. To the knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing review or investigation by the SEC or any Governmental Entity and there are no unresolved SEC comments with respect to any of such documents.

(g) Government Approvals. Except for (i) the filing with the SEC of the Registration Statement and other filings required hereunder, and compliance with other applicable requirements of the Securities Act, the Exchange Act and the rules of the NASDAQ Stock Market, (ii) the filing of the Statement of Merger with the Colorado Secretary of State pursuant to the CCAA, and (iii) filings required under and compliance with other Applicable Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such consents or approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(h) Financial Statements. The financial statements of Parent and its subsidiaries included (or incorporated by reference) in the Parent SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and the subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, change in stockholders’ equity and consolidated financial position of Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of their unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting principles.

(i) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents: (i) since December 31, 2011, no event or events have occurred or condition or conditions have existed that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the operations, business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole; and (ii) since December 31, 2011 through and including the date of this Agreement, Parent and its subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(j) Compliance with Applicable Law. Parent and each of its subsidiaries hold all permits, licenses, franchises and authorizations necessary for the lawful conduct of their respective businesses, and are in compliance in all material respects with all Applicable Laws.

(k) Private Placement of Parent Common Stock. All information furnished on or in any document mailed, delivered or otherwise furnished or to be mailed, delivered or otherwise furnished to Unitholders by Parent in connection with the private placement of Parent Common Stock in the Merger, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading, other than information regarding the Company provided by the Company for inclusion therein, as to which Parent and Merger Sub make no representation or warranty.

(l) Brokers. Except for Raymond James, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement or the transactions contemplated hereby based upon agreement, arrangement or understanding made by or on behalf of Parent or Merger Sub.

ARTICLE 4

COVENANTS

Section 4.1 Additional Agreements. Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under Applicable Law, and execute and deliver such documents and other papers, as may reasonably be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to obtain the Consents set forth in Disclosure Schedule 3.1(e) in form reasonably acceptable to Parent and to cause the aggregate amount of cash payable at Closing in respect of the Deductions to not be greater than $5,000,000, plus or minus the Working Capital Adjustment, if any, plus the amount of Cash as of the Closing Date. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to use excess Cash available immediately prior to or at the Closing to pay off or pay down the Deductions to the full extent of such excess available Cash.

Section 4.2 Conduct of Business. Except as specifically permitted under this Agreement or to the extent that Parent shall otherwise consent in writing, from the date of this Agreement until the Closing Date, the Company covenants and agrees with Parent that the Company and the Subsidiaries shall (i) conduct their business only in the ordinary course of business and in a manner consistent with past practice and (ii) conduct their business in compliance in all material respects with all Applicable Laws, and shall not:

(a) take or authorize any of the actions set forth in Section 3.1(s);

(b) issue or sell any equity interest in the Company or any Subsidiary, or issue or sell any equity interests convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any equity interest in the Company or any Subsidiary, or make any commitment to issue or sell any such equity interest;

(c) change the Company’s or any Subsidiary’s Charter Documents;

(d) change the salary, bonus, wage rates, fringe benefits or other compensation of any Business Employee;

(e) waive or release any right or claim of the Company or any Subsidiary, other than in the ordinary course of business;

(f) commence any lawsuit or settle any lawsuit or threat of a lawsuit, except for collection actions in the ordinary course of business;

(g) enter into any Contract that would be a Material Contract, except in the ordinary course of business consistent with past practice, or terminate or waive any of the material terms of any Material Contract;

(h) sell, dispose, transfer or license to any Person any Company Intellectual Property (other than in the ordinary course of business consistent with past practice); or abandon or permit to lapse any Company Registered Intellectual Property; or acquire or license from any Person of any Intellectual Property (other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with the Company Products);

(i) make any material change in the manner in which the Company or any Subsidiary extends discounts, credits or warranties to customers or otherwise deals with its customers; or

(j) agree or commit to do or authorize any of the foregoing.

Section 4.3 Access. The Company shall provide Parent and its representatives reasonable access during normal business hours to (i) all of the premises, properties, books, Contracts, documents and records of the Company and its Subsidiaries, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by Applicable Law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all employees, customers or suppliers of the Company or any of its Subsidiaries as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information discovered through the access afforded by this Section 4.3(a) shall (x) limit or otherwise affect any remedies available to Parent, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

Section 4.4 Required Member Approval; Private Placement Procedures; Standstill.

(a) Required Member Approval. The Chair of the Management Committee shall call a special meeting of the Unitholders to be held as soon as reasonably practicable for the purpose of obtaining the Required Member Approval, on substantially the terms set forth in this Agreement, and shall use commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. The Management Committee shall unanimously recommend that Unitholders provide the Required Member Approval and shall use commercially reasonable efforts to obtain the Required Member Approval.

(b) Cooperation. The Company and Parent shall cooperate in the preparation of information to be delivered to Unitholders in connection with the solicitation of the Required Member Approval. Without limiting the foregoing, such information shall include, as reasonably determined by Parent, any information required by Parent to satisfy the requirements of Rule 502(b) of Regulation D promulgated by the SEC under the Securities Act.

(c) Investor Questionnaires. Without limiting the generality of Section 4.4(b), prior to or concurrently with the solicitation of the Required Member Approval, the Company shall distribute to all Effective Time Holders a questionnaire prepared by Parent in customary form to determine whether each such Effective Time Holder is an Accredited Investor, and the Company and Parent shall cooperate to seek the return of properly completed questionnaires from all such Effective Time Holders. If Parent determines that it is unable to reasonably believe that one or more Effective Time Holders is an Accredited Investor (any Effective Time Holder in respect of which such determination is made being an “Unaccredited Investor),” and the aggregate number of Unaccredited Investors exceeds 30, then such number of Unaccredited Investors as equals the number of Unaccredited Investors in excess of 30 shall be paid cash in an amount equal to the amount of Net Merger Consideration payable to such holder at Closing and in the amount of any earn-out that becomes payable to such holder, the amount of such cash in respect of Net Merger Consideration or earn-out, as the case may be, being equal to the product of the number of shares of Parent Common Stock otherwise deliverable in each case to such holder under Section 1.6(b) multiplied by the Parent Volume Weighted Average Price, as set forth in Section 1.10(d). The Unaccredited Investors to receive cash will be determined by starting with that Effective Time Holder who is not an Accredited Investor owning the smallest Ownership Interest Share, and continuing upward based on the amounts of Ownership Interest Share until the total number of Effective Time Holders who are Unaccredited Investors is 30.

(d) Possible Changes to Merger Terms. After receiving the Effective Time Holder questionnaires described in Section 4.4(c), Parent and the Company may agree to such changes to the terms of the Merger as they may deem reasonable and appropriate to ensure compliance with Regulation D promulgated by the SEC under the Securities Act and/or to expedite the Closing, including cashing out all Effective Time Holders who are Unaccredited Investors if the number thereof and their aggregate Ownership Interest Share makes such a cash-out possible in light of the condition set forth in Section 5.2(f).

(e) Restricted Stock. With respect to the shares of Parent Common Stock to be issued to Effective Time Holders as part of the Total Merger Consideration (or, in the case of Bonus Unitholders, as part of the Net Merger Consideration), the transfer of such shares, or the right to receive such shares, by the Effective Time Holder receiving, or entitled to receive, such shares shall be subject to such restrictions as Parent reasonably determines are necessary to enable the issuance of such shares to be completed in accordance with Rule 506 of Regulation D promulgated by the SEC under the Securities Act, including the placement of an appropriate legend on the share certificate representing any such shares, and the inclusion in the letter of transmittal by which each Effective Time Holder submits its Units, Bonus Award Units, In-The-Money Options or In-The-Money Warrants in exchange for Parent Common Stock, or the right to receive Parent Common Stock as Earn-out Consideration, and/or in separate investor representation letters, of customary representations and covenants acknowledging that such shares are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and the transfer thereof, or the right to receive such shares, must either be registered under the Securities Act or subject, in the opinion of counsel reasonably satisfactory to Parent, to an applicable exemption from such registration.

Section 4.5 Employee Matters.

(a) Continued Employment. Parent shall continue the employment of the Business Employees on the Closing Date, subject to Parent’s standard hiring and retention policies and the provisions of Section 1.10. Subject to the provisions of this Section 4.5, Section 1.10, and Applicable Laws, such employment shall be on such terms and conditions as Parent may in its discretion determine.

(b) Participation in Benefit Plans. Parent agrees that if, on or after the Closing Date, Parent elects to terminate any Employee Plan, Parent shall cause the Business Employees to commence participation in Parent’s comparable employee benefit plans. To the extent permitted under its employee benefit plans, Parent will grant (or cause the Surviving Company to grant) full credit to each Business Employee for all years of service of such Business Employee credited by the Company for purposes of eligibility, vesting of benefits, calculation of severance pay, determination of vacation time, sick leave or other approved or statutory leave of absence, and for purposes of determining the amount of benefit coverage under any employee benefit plan of Parent providing for medical, dental, and prescription drug coverage and accrual of pension benefits. To the extent permitted under Parent’s employee benefit plans, no waiting period or exclusion from coverage for any pre-existing medical condition shall apply to any such Business Employee’s participation in any employee benefit plan of Parent after the Closing Date, except to the extent such restrictions were imposed on a Business Employee by the Company immediately prior to the Closing Date. To the extent permitted under Parent’s employee benefit plans, all charges and expenses of each Business Employee and his or her eligible dependents that were applied to the deductible and out-of-pocket maximums under any Employee Plans during the plan year of the Company in which the termination of an Employee Plan falls shall be credited toward any deductible and out-of-pocket maximum applicable under Parent’s employee benefit plans in the plan year of Parent in which the termination of the applicable Employee Plan falls.

(c) Severance Payment. For the avoidance of doubt, the payment of the $162,500 severance in respect of the termination of the employment of Daniel S. Goldberger (“Goldberger”) at the Closing pursuant to his existing employment agreement with the Company (“Severance Payment”) shall not result in any reduction to the Total Merger Consideration and the Severance Payment obligation shall not be a Current Liability for the purposes of the Working Capital Amount. If the Severance Payment is paid by the Company at or prior to the Closing and, as a consequence of such Severance Payment, the amount of Cash at the Closing is reduced, the amount of Cash Consideration payable by Parent under this Agreement shall be increased by the amount by which the Cash at the Closing has been so reduced. Parent acknowledges that in addition to the Severance Payment, Goldberger is entitled to receive six months of benefits under the Company’s health benefit medical and dental plans.

Section 4.6 Continuing Indemnification; Insurance Policy. Parent and Merger Sub agree that all rights to indemnification (including advancement of expenses) existing on the date of this Agreement in favor of the present or former officers and Management Committee members of the Company with respect to actions taken in connection with the Company prior to Closing as provided in the Company’s Charter Documents shall survive the Closing and continue in full force and effect for a period of six years following the Closing. Parent shall maintain in effect, or shall cause the Surviving Company to maintain in effect, a managers’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s managers’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that this Section 4.6 shall be deemed to have been satisfied if a prepaid policy has been obtained by Parent or the Surviving Company which provides such persons with the coverage described in this Section 4.6 for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement. Parent shall bear all costs and expenses associated with the policy required to be purchased and maintained pursuant to this Section 4.6 unless the aggregate annual cost thereof exceeds 150% of the annual cost thereof to the Company immediately prior to the Closing, in which case Parent shall acquire the maximum amount of coverage that can be obtained for a premium not to exceed such 150% amount. The Company and its present and former officers and Management Committee members are hereby expressly made intended third party beneficiaries of this Section 4.6, and this Section 4.6 may be enforced by all or any of them without joinder of any other Person.

Section 4.7 Disclosure Schedules; Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedules pursuant to this Agreement; provided, however, that such supplements or amendments to the Disclosure Schedules shall not be deemed to amend or otherwise modify the Disclosure Schedules delivered on the date of this Agreement or the representations and warranties of the Company contained herein or otherwise have any effect on the satisfaction of the conditions to Parent’s obligations to close hereunder or on the Company’s indemnity obligations hereunder; provided, further, that if the Closing shall occur, then Parent shall be deemed to have waived any rights of claim pursuant Article 7 of this Agreement or otherwise with respect to, and only with respect to, any matters disclosed pursuant to such supplement or amendment if, and only if, such disclosed matter was based on facts or circumstances which occurred after the date of this Agreement and prior to the Closing (such disclosed matters, “Post-Signing Disclosure Matters”).

Section 4.8 Tax Matters.

(a) Parent shall prepare and timely file (taking into account extensions granted), or cause to be prepared and timely filed, any Tax Returns (other than income Tax Returns) for the Company and the Subsidiaries for any period that ends on or prior to the Closing Date that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the Tax Returns of the Company and the Subsidiaries for preceding Tax periods, unless a different treatment is required by Applicable Law. Representative shall prepare and timely file (taking into account extensions granted), or cause to be prepared and timely filed, any income Tax Returns for the Company and the Subsidiaries for any period that ends on or prior to the Closing Date that are required to be filed after the Closing Date. Buyer Indemnified Taxes shall be paid to Parent pursuant to the Escrow Agreement and Section 7.8.

(b) Parent shall be liable for, and shall hold the Unitholders harmless from and against, any and all Taxes due or payable by the Company and the Subsidiaries that are not Buyer Indemnified Taxes.

(c) In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the Straddle Period ending on and including the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable period of the Company and the Subsidiaries ended with, and included, the Closing Date; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company and the Subsidiaries, deemed to be the amount of such Taxes for the entire Straddle Period, or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(d) Any refunds or credits of income Taxes that are paid or credited in respect of any period ending on or prior to the Closing Date shall be for the account of the Unitholders (except to the extent included as a Current Asset on the Final Balance Sheet in the calculation of the Final Working Capital or attributable to the carryback of a Tax attribute incurred after the Closing Date) and Parent shall pay the amount of any such refunds or credits that it receives to the Unitholders as soon as reasonably practicable following the receipt thereof. Any refund or credits of Taxes not described in the preceding sentence shall be for the account of Parent.

(e) If Parent or the Surviving Company becomes aware of any assessment, official inquiry, examination or proceeding (a “Tax Proceeding”) that could result in an official determination with respect to any Buyer Indemnified Tax, Parent shall promptly so notify the Representative; provided, however, that the failure to so notify the Representative shall not relieve the Unitholders of their obligations with respect to such Buyer Indemnified Tax unless, and only to the extent that, such failure results in actual material prejudice to the Unitholders. If the Representative becomes aware of any Tax Proceeding that could result in an official determination with respect to Taxes related to the Surviving Company or any of the Subsidiaries, the Representative shall promptly so notify Parent; provided, however, that the failure to so notify Parent shall not relieve Parent of its obligation under this Section 4.8 unless, and only to the extent that, such failure results in actual material prejudice to Parent.

(f) Subject to the provisions of this Section 4.8(f), the Representative, on behalf of the Unitholders, shall have the right to exercise control over the contest and/or settlement of any issue raised in any Tax Proceeding that relates to any Buyer Indemnified Taxes which are income Taxes, and the Unitholders shall pay any expenses incurred in connection therewith; provided, however, that (i) Parent shall be entitled to participate in any such Tax Proceeding and the Representative shall keep Parent informed of all material developments with respect thereto, and (ii) the Representative may not settle or compromise any issue that could affect the Liability for Taxes of Parent, the Surviving Company or the Subsidiaries for any period following the Closing Date without the prior written consent of Parent, which such consent shall not be unreasonably withheld, conditioned or delayed. Parent shall cooperate with the Representative, as the Representative may reasonably request, in any such Tax Proceeding.

(g) Except as provided in Section 4.8(f), Parent shall have the right to exercise control over the contest and/or settlement of any issue raised in any Tax Proceeding with respect to Taxes related to the Surviving Company or the Subsidiaries; provided, however, that (i) Parent shall keep the Representative informed of all material developments with respect to such Tax Proceeding if it relates to any Buyer Indemnified Taxes, and (ii) Parent shall not settle or compromise any such Tax Proceeding that relates to any Tax for which the Unitholders could be liable, except after good faith consultation with the Representative concerning such settlement or compromise. Any reasonable expenses incurred in connection therewith shall be paid by Parent to the extent that such expenses relate to a Tax that is not a Buyer Indemnified Tax. To the extent that such expenses relate to a Tax that is a Buyer Indemnified Tax, Parent shall have the right to make a claim for indemnification pursuant to Section 7.6 and the Escrow Agreement in the amount of any Buyer Indemnified Taxes.

(h) The Representative and Parent shall provide each other with any information reasonably necessary to prepare and file complete and accurate Tax Returns.

(i) Any disputes arising with respect to this Section 4.8 shall be resolved by the Neutral Firm pursuant to the procedures set forth in Section 1.9(c) regarding submission of unresolved items by the Neutral Firm.

(j) Within 30 Business Days after the Closing Date, Parent will prepare or cause to be prepared and deliver to the Representative a schedule (the “Allocation Schedule”) in accordance with the provisions of Sections 1060 of the Code and the regulations thereunder (and any similar provision of state, local, or foreign Tax law), which allocates for federal income tax purposes the Total Merger Consideration (and all other capitalized costs) to the assets of the Company. If the Representative has any objections to the Allocation Schedule, Parent and the Representative shall negotiate in good faith to resolve such objection. Neither Parent nor the Unitholders shall take any position on any Tax Return, in any audit or otherwise, that is inconsistent with the Allocation Schedule unless expressly required to do so pursuant to Applicable Law.

Section 4.9 Registration of Parent Common Stock. As soon as reasonably practicable after the Effective Time, Parent shall prepare and file at its expense with the SEC a registration statement under the Securities Act (the “Registration Statement”) with respect to (i) resale of the Parent Common Stock issued or to be issued as Total Merger Consideration by any Effective Time Holder (other than Bonus Unitholders), and (ii) resale of the Parent Common Stock issued or to be issued as Net Merger Consideration by any Bonus Unit Holder. Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as possible after such filing and to keep the Registration Statement effective for two years after the Closing Date or such earlier date as of which all: (x) Effective Time Holders shall be able to sell the shares of Parent Common Stock issued as Total Merger Consideration then owned by them in a three month period in accordance with Rule 144; and (y) Bonus Unit Holders shall be able to sell the shares of Parent Common Stock issued as Net Merger Consideration then owned by them in a three month period in accordance with Rule 144.

Section 4.10 NASDAQ Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Stock Market upon issuance.

Section 4.11 No Solicitation.

(a) The Company shall not (and shall cause the Subsidiaries and the managers, officers, employees, consultants, members, agents, advisors, attorneys, accountants, and representatives (collectively, “Company’s Representatives”) of the Company and the Subsidiaries to not) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, initiate, encourage or facilitate in any inquiry, negotiations or discussions, or enter into any Contract, with respect to any offer or proposal to acquire all or any part of the business, properties, any of the technologies or assets of the Company or any of Subsidiary, or any amount of the equity ownership of the Company, (ii) disclose or furnish any information not customarily disclosed to any person concerning the business, technologies or properties or assets of the Company or any of its Subsidiaries, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any proposal to purchase all or any part of the equity ownership of the Company or assets of the Company or any Subsidiary, or (iv) enter into any Contract with any Person providing for the acquisition of the Company or any of Subsidiary (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall, and shall cause its Subsidiaries and the Company’s Representatives to immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) of the preceding sentence.

(b) In the event that the Company or any Subsidiary or any of the Company’s Representative shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 4.12(a), or any request for disclosure or access as referenced in clause (ii) of Section 4.12(a), the Company shall (i) not engage in any discussions with such offeror or party with regard to such offers, proposals, or requests and (ii) immediately thereafter, notify Parent thereof, which notice shall contain the pricing, terms, conditions and other material provisions of such proposed transaction.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.11 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.11 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any of the Company Representatives shall be deemed to be a breach of this Agreement by the Company.

Section 4.12 Release of Liens. The Company shall file, or shall have filed, all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Disclosure Schedule 4.12.

Section 4.13 Company Options; Warrants. Prior to the Closing, the Company shall take all appropriate action necessary to ensure that all Outstanding Options that are not In-the-Money Options and all Outstanding Warrants that are not In-The-Money Warrants shall be cancelled effective as of the Closing and that no consideration will be due to the holders thereof.

Section 4.14 Company Pre-Closing Revenue. The Company has provided to Parent a good faith estimate of the aggregate amount of Company Pre-Closing Revenue as at the date of this Agreement and on or prior to the Closing Date the Company shall provide to Parent an updated good faith estimate of the aggregate amount of the Company Pre-Closing Revenue as at the Closing Date.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.1 Conditions to Each Party’s Obligation. The respective obligations of Parent, Merger Sub and the Company to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Governmental Approvals. Any authorizations or approvals of a Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

(c) No Legal Prohibition. No Applicable Law shall be enacted, issued or enforced by any Governmental Entity that would have the effect of making the transactions contemplated by this Agreement illegal or would otherwise restrain or prohibit the consummation of such transactions.

Section 5.2 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived, in whole or in part, by Parent:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1 shall have been be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of such date) in all cases without giving effect to any supplements or amendments to the Disclosure Schedules pursuant to Section 4.7.

(b) Performance of Covenants. The Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect subsequent to the date of this Agreement that is continuing.

(d) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to Section 2.2(c) shall have been delivered.

(e) Required Member Approval. The Company shall have obtained the Required Member Approval.

(f) Maximum Amount of Cash Payments. The sum of the Deductions shall not exceed $5,000,000, plus or minus the Working Capital Adjustment, if any, plus the amount of Cash as of the Closing Date.

(g) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors, or subsidiaries (i) by any Person arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or that could give rise to material damages, or (ii) by any Governmental Entity arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or that could give rise to material damages.

(h) Compliance with Rule 506. Parent shall have reasonably concluded in good faith that the issuance of the Total Merger Consideration can be completed in compliance with Rule 506 of Regulation D promulgated by the SEC under the Securities Act.

(i) Payment of Management Bonuses. The Company shall have paid in full the Management Bonuses.

(j) No Outstanding Securities. Other than the In-The-Money Options and In-The-Money Warrants that are being converted into the right receive a share of the Total Merger Consideration as set forth in Section 1.6(b), there shall be no outstanding Warrants or Options.

Section 5.3 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company.

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 3.2 shall have been be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of such date).

(b) Performance of Covenants. Parent and Merger Sub shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing.

(c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Parent and Merger Sub pursuant to Sections 2.2(a) and (b) shall have been delivered.

(d) No Material Adverse Effect. There shall not have occurred any material adverse effect on the operations, business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, subsequent to the date of this Agreement that is continuing.

(e) NASDAQ Listing. The shares of Parent Common Stock to be issued to the Unitholders upon consummation of the Merger shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

(f) Appointment to Board. The Appointee Director shall be approved for appointment to the board of directors of Parent on the Closing Date.

ARTICLE 6

TERMINATION, AMENDMENT AND WAIVER

Section 6.1 Termination.

(a) Subject to Section 6.1(b), this Agreement may be terminated on written notice:

(i) By either Parent and Merger Sub, on the one hand, and the Company, on the other hand, if such terminating party is not then in breach of this Agreement, in the event of a breach by the other party of its material obligations under this Agreement which remains uncured after notice and opportunity to cure as provided in Section 6.1(b);

(ii) By Parent and Merger Sub, if any of the conditions in Sections 5.1 and 5.2 have not been satisfied in all material respects by March 26, 2013, or if satisfaction of a condition is or becomes impossible (other than through the failure of Parent or Merger Sub to comply with its respective obligations under this Agreement) and Parent and Merger Sub have not waived the condition on or before March 26, 2013; or

(iii) By the Company, if any of the conditions in Sections 5.1 and 5.3 have not been satisfied in all material respects by March 26, 2013, or if satisfaction of a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and the Company has not waived such condition on or before March 26, 2013.

(b) If noncompliance, nonperformance or breach by a party hereto occurs or exists and can be cured or eliminated, the party wishing to terminate this Agreement in accordance with Section 6.1(a) shall not terminate unless and until (i) it has given the other party written notice that the noncompliance, nonperformance or breach has occurred, specifying the nature thereof and the action required to cure, and (ii) such noncompliance, nonperformance or breach shall not have been cured or eliminated, or the party giving the notice shall not have otherwise been held harmless from the consequences of the noncompliance, nonperformance or breach to its satisfaction, within 30 days of the receipt of such notice.

Section 6.2 Effect of Termination. Upon termination of this Agreement, this Agreement shall forthwith become null and void and there shall be no Liability on the part of any party hereto, or their respective managers, members, directors, stockholders, officers, employees, agents and Affiliates; provided, however, that nothing herein shall relieve any party from any Liability for any willful breach by such party of any of its representations or warranties or for its breach of any of its covenants or agreements set forth in this Agreement, and all rights and remedies of such nonbreaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved; provided further that Article 9 shall survive any such termination.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Survival. All of the representations and warranties made by each party in this Agreement shall survive the Closing and continue in full force and effect until the date that is 12 months from the Effective Time (the “Survival Period Termination Date”); provided, however, that the representations contained in Section 3.1(i) (Taxes) shall continue in full force and effect through the expiration of the applicable statute of limitations. All covenants and other agreements contained in this Agreement shall survive the Closing indefinitely unless a specific time period is assigned to them.

Section 7.2 Indemnification by the Effective Time Holders; Limitations.

(a) The Effective Time Holders shall indemnify and hold harmless each of the Parent, Merger Sub and their respective officers, directors, other employees and Affiliates, including the Surviving Corporation, (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses paid, payable, suffered or incurred and that relate to or arise out of (i) the inaccuracy or breach of any representation or warranty made by the Company in this Agreement, including the Disclosure Schedules, (A) as of the date of this Agreement, and (B) as of the Closing Date as if such representation and warranty were made as of such date (except for any representation and warranty which by its terms speaks only as of a specific date or date) after giving effect to any supplements or amendment to the Disclosure Schedule for Post-Signing Disclosure Matters, (ii) the inaccuracy of any certificate delivered by the Company in connection with the Closing (other than the Spreadsheet and the Deductions Certificate), (iii) any nonfulfillment or breach by the Company of any of the covenants set forth in this Agreement, (iv) any inaccuracy of the Spreadsheet, (v) any inaccuracy of the Deductions Certificate, (vi) any claim by any Person that such Person is entitled to receive any amount or property in such Person’s capacity as a holder of any equity ownership interest in, or right to acquire any equity ownership interest in, the Company, (vii) the litigation set forth in Disclosure Schedule 3.1(h), Item 1, but only to the extent that the amount of Losses exceeds the proceeds of any insurance payable to, or on behalf of, the Company or any Subsidiary in respect of such litigation, or (viii) (A) any fraud by the Company or any of its officers, managers or Affiliates in connection with this Agreement or the transactions contemplated hereby, or (B) any intentional or willful breach of a representation or warranty of the Company set forth in this Agreement (including the Disclosure Schedule) or in any certificate delivered by the Company to Parent pursuant to this Agreement.

(b) Parent shall indemnify and hold harmless each of the Effective Time Holders and their respective Affiliates (collectively, the “Seller Indemnified Parties”, and collectively with the Buyer Indemnified Parties, an “Indemnified Party”) from and against any and all Losses paid, payable, suffered or incurred and that relate to or arise out of (i) the inaccuracy or breach of any representation or warranty made by Parent and Merger Sub in this Agreement, (A) as of the date of this Agreement, (B) as of the Closing Date as if such representation and warranty were made as of such date (except for any representation and warranty which by its terms speaks only as of a specific date or date), (ii) the inaccuracy of any certificate delivered by Parent or Merger Sub in connection with the Closing, (iii) any nonfulfillment or breach by Parent or Merger Sub of any of the covenants set forth in this Agreement, or (iv)(A) any fraud by Parent or Merger Sub or any of their officers, directors or Affiliates in connection with this Agreement or the transactions contemplated hereby, or (B) any intentional or willful breach of a representation or warranty of Parent or Merger Sub set forth in this Agreement or in any certificate delivered by Parent or Merger Sub pursuant to this Agreement.

(c) The indemnification obligations set forth in Sections 7.2(a)(i) and (ii) (other than for breaches of Section 3.1(c), (d) or (i)) and Sections 7.2(b)(i) and (ii) (other than for breaches of Section 3.2(a) or the last sentence of Section 3.2(b)) shall apply only after the aggregate amount of claims for indemnification against the Effective Time Holders or Parent, as the case may be, under this Agreement exceeds $75,000 (the “Deductible”), and thereafter the indemnifying party shall be liable for all indemnification obligations in excess of the Deductible. The aggregate amount of all indemnification obligations of the Effective Time Holders pursuant to Sections 7.2(a)(i) and (ii) shall not exceed the sum of $3,050,000 plus 10% of the product of the number of shares of Parent Common Stock deliverable as Earn-out Consideration times the Parent Volume Weighted Average Price (such sum, the “Cap”), provided that the Cap shall not apply to any breach of the representations and warranties contained in Sections 3.1(c), (d) or (i). Except as set forth below, any amounts payable by the Effective Time Holders pursuant to Sections 7.2(a)(i) and (ii) shall be satisfied solely and exclusively by (A) the Effective Time

Holders (other than Unaccredited Investors) surrendering Escrowed Shares in proportion to their Ownership Interest Share in accordance with the terms of the Escrow Agreement, (B) the Unaccredited Investors surrendering Escrowed Cash in proportion to their Ownership Interest Share in accordance with the terms of the Escrow Agreement, and (C) if and to the extent that a Buyer Indemnified Party is entitled to indemnification in amounts in excess of any then remaining Escrowed Shares or Escrowed Cash (as the case may be), Parent’s withholding of the delivery of the Earn-out Shares or cash payable to Unaccredited Investors pursuant to the earn-out. For the avoidance of doubt, the rights of the Buyer Indemnified Parties to make claims against the Escrowed Shares or Escrowed Cash (as the case may be) and to withhold the Earn-out Shares or cash payable to Unaccredited Investors pursuant to the earn-out are the Buyer Indemnified Parties’ exclusive remedy with respect to indemnification under Sections 7.2(a)(i) and (ii), other than indemnification for breaches of Sections 3.1(c), (d) or (i). No Effective Time Holder shall be liable for indemnification under Sections 7.2(a)(i) or (ii) for breaches of Sections 3.1(c), (d) or (i) or under Sections 7.2(a)(iii), (iv), (v), (vi),(vii) or (viii) in amount in excess of the value of the Total Merger Consideration received by such Effective Time Holder (with the Parent Common Stock received by each Effective Time Holder being deemed to have a value equal to the Parent Volume Weighted Average Price for the purpose of such limitation). A Buyer Indemnified Party entitled to indemnification under Sections 7.2(a)(i) and (ii) for breaches of Sections 3.1(c), (d) or (i) or under Sections 7.2(a)(iii), (iv), (v), (vi), (vii) or (viii) shall first seek indemnity from any then remaining Escrowed Shares and Escrowed Cash and, to the extent applicable, from Parent’s withholding of the delivery of the Earn-out Shares or cash payable to Unaccredited Investors pursuant to the earn-out. For the purpose of satisfying any indemnification amounts payable under Section 7.2, Escrowed Shares and Earn-out Shares shall be deemed to have a per share value equal to the Parent Volume Weighted Average Price, and all claims shall be made pro rata against those contributing to the escrow fund based on the amount of Escrowed Cash or Escrowed Shares, with such Escrowed Shares valued at the Parent Volume Weighted Average Price for purposes of such calculation of such pro rata calculation. In the case of any indemnification obligations of Parent for breaches of Sections 7.2(b)(iii) or (iv), or breaches of the representations and warranties of Parent and Merger Sub contained in Section 3.2(a) or the last sentence of Section 3.2(b), the aggregate value of any indemnification obligations of Parent shall not exceed an amount equal to the Total Merger Consideration. Except as set forth in the preceding sentence, the aggregate value of any indemnification obligations of Parent shall not exceed the Cap.

(d) Losses Defined. For all purposes of and under this Agreement, “Losses” shall mean (i) any loss, claim, demand, damage (other than consequential, incidental, special and punitive damages, unless such consequential, incidental, special or punitive damages are required to be paid by an Indemnified Party to a third party or arise out of fraud), deficiency, lost profits, liability, judgment, fine, penalty, cost or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses), (ii) any and all reasonable fees and costs of enforcing an Indemnified Party’s rights under this Agreement, and (iii) any and all reasonable fees and costs defending any Third Party Actions. For all purposes under Article 7, any qualifications in the representations, warranties and covenants with respect to a “Material Adverse Effect”, materiality, material or similar terms shall be disregarded with respect to the calculation of the amount of any Losses attributable to a breach of any such representation, warranty or covenant.

Section 7.3 Defense of Third Party Claims.

(a) An Indemnified Party shall give prompt written notice to any Person who is obligated to provide indemnification hereunder (an “Indemnifying Party”) of the commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a “Third Party Action”) in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party will not relieve such Indemnifying Party from any Liability that it may have to such Indemnified Party under this Article 7 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. Other than with respect to a Third Party Action relating to any Tax due from the Surviving Company or Parent, the Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such Third Party Action on such terms as it deems appropriate; provided, however, that:

(i) the Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Action; provided further that the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (A) the employment of separate counsel shall have been authorized in writing by all Indemnifying Parties in connection with the defense of such Third Party Action, (B) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Action, (C) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (D) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel;

(ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such Third Party Action or any Liability in respect thereof if pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the reasonable opinion of the Indemnified Party, such settlement, compromise, admission or acknowledgment could have an adverse effect on its business;

(iii) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all Liability; and

(iv) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any Third Party Action (A) relating to any Tax to be collected from a Buyer Indemnified Party or an Affiliate of a Buyer Indemnified Party, (B) as to which the Indemnifying Party fails to admit Liability in writing delivered to the Indemnified Party and/or fails to assume the defense within a reasonable length of time, or (C) to the extent the Third Party Action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets or financial condition of the Indemnified Party; provided, however, in the case of (B) and (C), that the Indemnified Party shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which shall not be unreasonably withheld. For the avoidance of doubt, any Third Party Action relating to any Tax shall be governed by Section 4.8 to the extent provided therein.

(b) The parties hereto shall extend reasonable cooperation in connection with the defense of any Third Party Action pursuant to this Section 7.3 and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

Section 7.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.3 because no Third Party Action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any matters which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

Section 7.5 Determination of Loss Amount. For purposes of this Agreement, any determination of Losses shall be reduced by the amount of any insurance proceeds actually recovered by the Indemnified Party with respect to such Loss (after reasonable good faith efforts to recover thereon, including filing and diligent pursuit of a claim with the insurer, and less any increase in premiums incurred as a result of such claim). To the extent that a claim for indemnification by Parent hereunder relates to a Liability incurred by the Company and (i) there is an accrual on the final balance sheet included in the Financial Statements in respect of such Liability, then the determination of Loss in respect of such claim shall be net of such accrual, or (ii) the Liability is a Current Liability that was taken into account in the Net Working Capital, then the determination of Loss in respect of such claim shall be net of such Current Liability.

Section 7.6 Procedures for Claims Against, and Distributions of, the Escrowed Shares and Escrowed Cash.

(a) Claims. Parent may make an indemnification claim on behalf of a Buyer Indemnified Party pursuant to Section 7.2(a) (a “Claim”) by delivering written notice of the Claim (the “Claim Notice”) to the Escrow Agent and the Representative. Any such Claim Notice shall include a brief description of the Claim, and the amount (which may be a reasonable estimate) of the Claim. Upon receipt of a Claim Notice, the Escrow Agent shall only thereafter distribute the Escrowed Shares and Escrowed Cash in accordance with the joint written instructions of Parent and the Representative given to the Escrow Agent (a “Joint Written Instruction”) or a final, non-appealable judgment of a court of competent jurisdiction (a “Final Court Order”), and the Escrow Agreement. The Representative (and only the Representative) may make an indemnification claim on behalf of a Seller Indemnified Party pursuant to Section 7.2(b) by delivering a claims notice in writing to Parent containing a brief description of the claim, and the amount (which may be a reasonable estimate) of the claim.

(b) Uncontested Claims. If within 30 days of its receipt of a Claims Notice the Representative agrees with such Claim or does not contest such Claim in writing to Parent, the Representative shall be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Buyer Indemnified Person of the full amount of Losses specified in the Claim Notice, including the forfeiture of the Escrowed Shares and Escrowed Cash and, if applicable, the right to receive Earn-out Shares or cash payable to Unaccredited Investors pursuant to the earn-out and, without further notice, to have stipulated to the entry of a final judgment for damages for such amount in any court having jurisdiction over the matter where venue is proper.

(c) Contested Claims. If the Representative gives Parent written notice contesting all or any portion of a Claim Notice (a “Contested Claim”) (with a copy to the Escrow Agent) within the 30 day period, then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent and the Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 30 days following receipt by Parent of the written notice from the Representative, by binding litigation between Parent and the Representative in accordance with the terms and provisions of Section 7.6(d).

(d) Litigation of Contested Claims. Either Parent or the Representative may bring suit in the Federal or State courts in Denver, Colorado to resolve the Contested Claim. The decision of the trial court as to the validity and amount of any claim in such Claim Notice shall be nonappealable, binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrowed Shares and Escrowed Cash in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

(e) Distributions. On the Survival Period Termination Date, the Escrow Agent shall release the Escrowed Shares and Escrowed Cash, less that amount of Escrowed Cash and those Escrowed Shares necessary to satisfy an unsatisfied Claim (an “Outstanding Escrow Claim”). Except for the Escrowed Shares and Escrowed Cash that remains in escrow subject to an Outstanding Escrow Claim as of the Survival Period Termination Date, if any, title and all rights to the remaining Escrowed Shares and Escrowed Cash shall automatically transfer to the Effective Time Holders based on their Ownership Interest Share. As soon as any Outstanding Escrow Claims are resolved pursuant to the procedures set forth in this Article 7, the Escrow Agent shall release any remaining Escrowed Shares and Escrowed Cash held by the Escrow Agent pursuant to the terms of the Escrow Agreement to the Effective Time Holders based on their Ownership Interest Share. For purposes of this Section 7.6(e), the number of Escrowed Shares to be retained in connection with each Outstanding Escrow Claim shall be equal to the quotient of (A) the amount of the Outstanding Escrow Claims, in the aggregate, and (B) the Parent Volume Weighted Average Price.

(f) Earn-out Consideration. If the amount of any Loss for which a Buyer Indemnified Party is entitled to indemnification exceeds the value of the then-remaining Escrowed Shares and Escrowed Cash, the number of shares of Parent Common Stock otherwise required to be issued as Earn-out Shares and the cash payable to Unaccredited Investors pursuant to the earn-out shall be irrevocably reduced by the amount of such excess Loss. For the purpose of this right of set-off, the Parent Common Stock shall have a per share value equal to the Parent Volume Weighted Average Price. If on the date that Parent is otherwise obligated to deliver Earn-out Shares or cash payable to Unaccredited Investors pursuant to the earn-out to the Exchange Agent, an Escrow Claim is outstanding and the amount thereof exceeds the value of the remaining Escrowed Shares and Escrowed Cash , the Parent shall refrain from issuing and delivering the Earn-out Shares and cash payable to Unaccredited Investors pursuant to the earn-out otherwise required to be issued, if any, with a value equal to the excess amount of such Claim. Promptly upon the resolution of all Outstanding Escrow Claims: (i) the number of withheld Earn-out Shares, as irrevocably reduced by the amount of any such resolved Claim or Claims, shall be so issued to the Effective Time Holders (other than the Bonus Unitholders); and (ii) the amount of cash payable to Unaccredited Investors pursuant to the earn-out, as irrevocably reduced by the amount of any such resolved Claim or Claims, shall be so issued to the Unaccredited Investors.

Section 7.7 Exclusive Remedy. From and after the Effective Time, except for the remedy of specific performance, and except in the case of fraud, indemnification under this Article 7 shall be the sole and exclusive remedy for any claim or action related to or arising out of the transactions contemplated by this Agreement or the operations of the Company prior to the Closing, whether such claim or action is based on contract, tort or otherwise. Parent, Merger Sub and the Company each hereby waive any provision of any Applicable Law to the extent that it would limit or restrict the agreement contained in this Section 7.7.

ARTICLE 8

THE REPRESENTATIVE

By their execution and delivery of this Agreement, the Company, Parent, Merger Sub and the Representative hereby agree as follows:

Section 8.1 Authorization of the Representative.

(a) By the execution and delivery of the Letter of Transmittal, each Effective Time Holder shall irrevocably constitute and appoint the Representative. The Representative hereby agrees to accept such appointment as the true and lawful agent and attorney-in-fact of such Effective Time Holder with full power of substitution to act in the name, place and stead of such Effective Time Holder with respect to the performance on behalf of any such Effective Time Holder under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(i) act for any such Effective Time Holder with respect to its Ownership Interest Share, any adjustments thereto or as otherwise specified herein, including preparing and producing to Parent an appropriate amendment to the Spreadsheet in accordance with Section 1.6(b);

(ii) accept any notices and communications pursuant to Section 9.1 on behalf of the Effective Time Holders, such that a notice or communication shall be deemed duly given to the Effective Time Holders upon delivery to or receipt by the Representative, in accordance with Section 9.1;

(iii) act for any such Effective Time Holder, if applicable, with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of any such Effective Time Holder;

(iv) act for any such Effective Time Holder with respect to the Final Working Capital and any adjustment and with respect to the Final Revenue Statement and Earn-Out Consideration;

(v) amend or waive any provision hereof in any manner;

(vi) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Representative, in its sole discretion, deems necessary or advisable in the performance of the duties of the Representative;

(vii) act for any such Effective Time Holder with respect to the termination provisions in accordance with Article 6; and

(viii) do or refrain from doing any further act or deed on behalf of any such Effective Time Holder that the Representative deems necessary or appropriate, in the sole discretion of the Representative, relating to the subject matter hereof as fully and completely as any such Effective Time Holder could do if personally present and acting and as though any reference to such Effective Time Holder herein was a reference to the Representative.

(b) The Representative shall promptly provide written notice to each Effective Time Holder of any action taken on behalf of the Effective Time Holders by the Representative pursuant to the authority delegated to the Representative under this Section 8.1 and the Letters of Transmittal.

(c) The appointment of the Representative shall be deemed coupled with an interest and shall be irrevocable, and any other person or entity may conclusively and absolutely rely, without inquiry, upon any action of the Representative as the act of each Effective Time Holder in all matters referred to herein.

(d) Any vacancy in the position of the Representative may be filled by approval of the holders of at least 51% of the Ownership Interest Shares. In the event of such change, the new Representative shall promptly notify Parent and the Surviving Company of such change.

(e) Neither the Representative nor its agents shall be liable to any Effective Time Holder or any other person or entity for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of the Representative’s fraud or willful misconduct. The Effective Time Holders, severally and not jointly, shall indemnify, reimburse, defend and hold harmless the Representative from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to the acceptance, performance or administration of the Representative’s duties under this Agreement, except in the case of his fraud or willful misconduct in the performance of such duties. The Representative may consult with legal counsel, independent public accountants and other experts selected by it, and will not be liable for any action taken or omitted to be taken in good faith by the Representative in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement, the Representative will not be required to exercise any discretion or take any action. All costs and expenses of the Representative in connection with the fulfillment of its obligations under this Agreement (the “Expenses”) shall be borne by the Effective Time Holders, pro rata based on their Ownership Interest Shares, and the Representative shall be entitled to retain from the Representative Holdback Amount such Expenses. In the event the Expenses are less than the Representative Holdback Amount, the Representative shall disburse the remaining Representative Holdback Amount to the Effective Time Holders based on their respective Ownership Interest Share on the earlier to occur of (i) payment of the Earn-out Consideration, and (ii) September 30, 2014, unless at such time there remains in effect any Outstanding Escrow Claims or Claims with respect to Buyer Indemnified Taxes, in which case any disbursement will occur after such claims are resolved. In the event the aggregate amount of the Expenses exceeds the Representative Holdback Amount, the Representative, at its sole discretion, may be reimbursed an amount equal to the difference between the Representative Holdback Amount and the Expenses from either (i) the Earn-out Consideration, or (ii) the Effective Time Holders pro rata based on their Ownership Interest Shares.

(f) The death or incapacity, or dissolution or other termination of existence, of any Effective Time Holder does not terminate the authority and agency of the Representative (or successor thereto). The provisions of this Section 8.1 are binding upon the executors, heirs, legal representatives and successors of each Effective Time Holder, and any references in this Agreement to a Effective Time Holder or the Effective Time Holders means and includes successors to the Effective Time Holders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Notices, Consents, Etc. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if personally delivered by hand, (b) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (c) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier if the delivery date is a Business Day, or otherwise on the next Business Day, or (d) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice if such confirmation is received on a Business Day during Business Hours, or otherwise on the next Business Day.

if to Parent or Merger Sub, to	with a copy to:

Solta Medical, Inc. 25881 Industrial Boulevard Hayward California, 94545 Attn: Stephen Fanning Facsimile: (510) 782-2286	Fenwick & West LLP 801 California Street Mountain View California, 94041 Attn: Daniel J. Winnike and Kris S. Withrow Facsimile: (650) 938-5200

if to the Company prior to Closing to:	with a copy to:

Sound Surgical Technologies LLC 357 South McCaslin Boulevard Suite 100 Louisville, CO 80027 Attn: Daniel Goldberger Facsimile: (720) 294-2948	Ballard Spahr LLP 1 East Washington Street Suite 2300 Phoenix, AZ 85004 Attn: Karen C. McConnell Facsimile: (602) 798-5595

if to the Representative after Closing, to	with a copy to:

Inlign CP III, LLC 4189 West Milky Way Suite 3 Chandler AZ 85226 Attn: David Holthe Facsimile: (602) 288-3120	Ballard Spahr LLP 1 East Washington Street Suite 2300 Phoenix, AZ 85004 Attn: Karen C. McConnell Facsimile: (602) 798-5595

Section 9.2 Severability. The unenforceability, illegality or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

Section 9.3 Assignment; Successors. Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any party hereto except with the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 9.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.5 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses.

Section 9.6 Governing Law. This Agreement shall be construed and governed in accordance with the Applicable Laws of the State of Colorado, without regard to its Applicable Laws regarding conflicts of law.

Section 9.7 Headings. The section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 9.8 Entire Agreement. This Agreement and the Disclosure Schedules, the Confidentiality Agreement and the other Transaction Documents set forth the entire understanding of the parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.

Section 9.9 Third-Party Beneficiaries. Except for the Buyer Indemnified Parties, the Seller Indemnified Parties and as provided in Section 4.6, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 9.10 Disclosure Schedules. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.

Section 9.11 Interpretive Matters. Unless the context otherwise requires, (a) all references to articles, sections or schedules are to Articles, Sections or Schedules in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter; and (d) the term “including” means by way of example and not by way of limitation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.12 Submission to Jurisdiction. Each of the parties submits to the exclusive jurisdiction of the state or federal courts located in Denver, Colorado, in any action or proceeding arising out of, or relating to, this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Each party agrees that a final judgment in any action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Applicable Law.

Section 9.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

Section 9.14 Public Announcements. Neither party shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Merger without the prior consent of the other, which shall not be unreasonably withheld or delayed; provided, however, that nothing herein shall prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Applicable Law, applicable regulation or stock market rule, in which case the party making such determination shall, if practicable in the circumstances, use commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance. To the extent feasible, all press releases or other announcements or notices regarding this transaction shall be made jointly by the parties.

Section 9.15 Amendment. This Agreement may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by the Company, the Representative, Merger Sub and Parent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SOUND SURGICAL TECHNOLOGIES LLC

By:	/s/ Daniel Goldberger
Name: Daniel Goldberger
Title: Chief Executive Officer

SOLTA MEDICAL, INC.

By:	/s/ Steven J. Fanning
Name: Steven J. Fanning
Title: President and Chief Executive Officer

ARGONAUT LIMITED LIABILITY COMPANY

By:	/s/ Steven J. Fanning
Name: Steven J. Fanning
Title: President and Chief Executive Officer

Solely in its capacity as the Representative:

INLIGN CP III, LLC

By:	/s/ David Holthe
Name: David Holthe
Title: Managing Partner

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXECUTION VERSION

LIST OF EXHIBITS, APPENDICES AND SCHEDULES

Exhibits:

Exhibit A – Definitions

Exhibit B – Form of Voting Agreement

Exhibit C – Form of Lock-up Agreement

Exhibit D – Form of Letter of Transmittal

Appendices:

Appendix A – Legal Opinion

Disclosure Schedules:

Disclosure Schedule 1.6(b) – Effective Time Holders and Ownership Interest Shares

Disclosure Schedule 3.1(a) – Foreign Qualifications

Disclosure Schedule 3.1(c) – Capitalization

Disclosure Schedule 3.1(e) – No Conflict

Disclosure Schedule 3.1(f) – Financial Statements

Disclosure Schedule 3.1(g) – Liabilities

Disclosure Schedule 3.1(h) – Litigation

Disclosure Schedule 3.1(i)(iii) – Taxes

Disclosure Schedule 3.1(i)(iv) – Tax Deficiencies

Disclosure Schedule 3.1(j)(ii) – Leased Real Property

Disclosure Schedule 3.1(j)(iii) – Validity of Interests

Disclosure Schedule 3.1(k)(i) – Intellectual Property

Disclosure Schedule 3.1(k)(ii) – Intellectual Property Exceptions

Disclosure Schedule 3.1(k)(iii) – No Transfers

Disclosure Schedule 3.1(k)(v) – Registered Intellectual Property

Disclosure Schedule 3.1(k)(vi) – Assignments From Third Parties

Disclosure Schedule 3.1(k)(xiii) – Breaches of Security

Disclosure Schedule 3.1(l)(i) – Compliance with Laws

Disclosure Schedule 3.1(n) – Business Employees

Disclosure Schedule 3.1(o)(i) – Employee Plans

Disclosure Schedule 3.1(o)(iii) – Payments Based on Transaction

Disclosure Schedule 3.1(q) – Material Contracts

Disclosure Schedule 3.1(s) – Absence of Changes

Disclosure Schedule 3.1(t) – Insurance

Disclosure Schedule 3.1(u)(i) – Accounts Receivable

Disclosure Schedule 3.1(u)(ii) – Notes Receivable

Disclosure Schedule 3.1(u)(iii) – Accounts Payable

Disclosure Schedule 3.1(w) – Export Classifications

Disclosure Schedule 3.1(x) – Restrictions on Business

EXHIBIT A

DEFINITIONS

The following terms shall have the following meanings in this Agreement:

“Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation as to which written notice has been provided to the applicable party.

“Accredited Investor” has the meaning ascribed thereto in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act.

“Accrued Dividends” means the annual dividends payable to each holder of Preferred Units that are accrued but unpaid and any annual dividends payable on the accrued and unpaid dividends, in each case pursuant to the Operating Agreement.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreement” is defined in the preamble.

“Allocation Schedule” is defined in Section 4.8(j).

“Applicable Law” or “Applicable Laws” means all laws, statutes, constitutions, rules, regulations, principles of common law, codes, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has jurisdiction over the applicable Person or the businesses, operations or assets of the applicable Person.

“Appointee Director” is defined in Section 2.4.

“Appointee Resignation” is defined in Section 2.4.

“Bonus Award Units” means the award units granted to certain employees pursuant to the Bonus Plan which, pursuant to Section 4 of the Bonus Plan, are payable in Merger Consideration net of their Initial Value (as defined in the Bonus Plan).

“Bonus Plan” means that certain bonus plan, effective September 1, 2011.

“Bonus Unitholders” is defined in Section 1.7(a).

“Business” means the manufacturing and distribution of products and accessories within the body shaping market.

“Business Employees” is defined in Section 3.1(n)(i).

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Colorado are authorized by Applicable Law to close.

“Buyer Indemnified Parties” is defined in Section 7.2(a).

“Buyer Indemnified Taxes” means any and all Taxes together with any costs, expenses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative proceeding) arising out of, in connection with or incident to the determination, assessment or collection of such Taxes (a) imposed on the Company or any of the Subsidiaries (including Taxes imposed on or with respect to the income, business, property or operations of the Company and the Subsidiaries), or for which the Company and the Subsidiaries may otherwise be liable, with respect to (i) any Taxable period ending on or prior to the Closing Date or (ii) the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 4.8(c)), or (b) arising out of, in connection with, or related to, a breach of any representation or warranty set forth in Section 3.1(i) or covenants set forth in Section 4.8; provided, however, that any such Tax shall not be a Buyer Indemnified Tax to the extent such Tax was included as a Current Liability in the determination of Final Working Capital pursuant to Section 1.9(c). For greater certainty, the parties agree that payroll, social security, unemployment or similar Taxes due as result of payments that are contingent upon or payable as a result of the Merger will not be Buyer Indemnified Taxes.

“Cap” is defined in Section 7.2(c).

“Cash” means, as of any applicable time of determination, the Company’s and the Company Subsidiaries’ actual consolidated cash (bank) balances (net of any bank overdrafts and net of any restricted cash balances (including any restricted cash held for the account of any of the Company’s foreign Subsidiaries which cash remains subject to expatriation restrictions)), cash equivalents and short-term investments, as adjusted for any outstanding checks and any other proper reconciling items, in each case as determined in accordance with GAAP on a basis consistent with the accounting principles and policies used in the preparation of the Financial Statements.

“CCAA” is defined in Section 1.1.

“Charter Documents” is defined in Section 3.1(a).

“Claim” is defined in Section 7.6(a).

“Claim Notice” is defined in Section 7.6(a).

“CLLCA” is defined in Section 1.4.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Balance Sheet” is defined in Section 1.9(a).

“Closing Cash” is defined in Section 1.9(a).

“Closing Date” means the date on which the Closing occurs.

“Closing Working Capital” is defined in Section 1.9(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit” means the common membership interest units of the Company.

“Company” is defined in the preamble.

“Company 2013 Revenue” means the sum of (a) revenue recognized between the Closing Date and December 31, 2013 by Parent in its 2013 audited consolidated statement of operations from the sale of Company Products, plus (b) the Company pre-Closing Revenue.

“Company Authorizations” is defined in Section 3.1(l)(i).

“Company Intellectual Property” means any and all Intellectual Property of the Company or the Subsidiaries whether owned or controlled by or for, licensed to, or otherwise held by or for the benefit of the Company or any Subsidiary that is related to the Business, including any and all (a) Company Owned Intellectual Property and (b) Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means any and all third party Intellectual Property that is licensed to the Company or any of its Subsidiaries.

“Company Owned Intellectual Property” means any and all Intellectual Property Rights that are owned or are purportedly owned by the Company or any of its Subsidiaries.

“Company Pre-Closing Revenue” means the revenue recognized by the Company between January 1, 2013 and the Closing Date in accordance with GAAP on a basis consistent with the accounting principles and policies used in the preparation of the Financial Statements from the sale of Company Products, provided: (a) the amounts payable thereunder are due and payable within 60 days of the date of the relevant invoice; (b) all such revenue is actually received by the Company or Parent by December 31, 2013; and (c) such sales are in compliance with the representation and warranty contained in Section 3.1(s)(ix) and the covenant contained in Section 4.2(i).

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary.

“Company Prospective Customers List” is defined in Section 1.10(g).

“Company Registered Intellectual Property” means all United States, international and foreign (a) patents and patent applications (including provisional applications), (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (c) registered Internet domain names, (d) registered copyrights and applications for copyright registration and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity that is owned by, registered or filed in the name of, the Company or an Subsidiary.

“Company Sales Force” is defined in Section 1.10(e).

“Company’s Representatives” is defined in Section 4.11(a).

“Confidential Information” means information, in any form, relating to the Company’s past, present or future research, development or business activities, whether or not marked or otherwise identified as “confidential” or “proprietary,” including any copies, excerpts, summaries, analyses or notes thereof, including, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, copyrights, flow charts, research, development, processes, procedures, “know-how,” new product or new technology information, product prototypes, product copies, operational and data processing capabilities, systems, software and hardware and the documentation thereof development or marketing techniques and materials, development or marketing timetables, business relationships, methods of transacting business, strategies and development plans, including trade secrets, trade names, trademarks, customer, supplier or personal names and other information related to customers, sub-contractors and dealers, suppliers or personnel, current or future cost, pricing information, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets or nonpublic business information, including, without limitation, the terms or conditions of this Agreement. “Confidential Information” shall not include information or documentation that: (a) is or becomes generally available to the public by acts or omissions other than those of the Person subject to restrictions with respect to the Confidential Information; or (b) becomes available to a Person on a non-confidential basis from a source other than the Company, provided that to the knowledge of such Person such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the applicable Company or any other Person with respect to such information.

“Confidentiality Agreement” means that certain confidentiality agreement, dated August 2, 2012, between the Company and Parent.

“Confirmatory IP Assignments” is defined in Section 4.15.

“Consents” means all consents, approvals, waivers or authorizations of any Governmental Entity or other Person.

“Consulting Agreement” means the consulting agreement to be entered into at the Closing by Surviving Company and Goldberger and pursuant to which Goldberger is to provide services to integrate the Surviving Company with Parent following the Closing.

“Contested Claim” is defined in Section 7.6(c).

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, instrument, note, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking of any nature.

“Current Assets” means the sum of all current assets of the Company and the Subsidiaries on the Closing Date, excluding Cash, as determined in accordance with this Agreement and GAAP.

“Current Liabilities” means the sum of all current liabilities of the Company and the Subsidiaries on the Closing Date, but excluding the Indebtedness Pay-Off Amount, the Paid Transaction Costs, and the Accrued Dividends that are paid at the Closing and excluding the Severance Payment and any employee severance costs, each as determined in accordance with this Agreement and GAAP.

“Deductible” is defined in Section 7.2(c).

“Deductions” is defined in Section 1.6(b).

“Disclosure Schedules” is defined in Section 3.1.

“Earn-out Consideration” is defined in Section 1.10(d).

“Earn-Out Objection Notice” is defined in Section 1.10(c).

“Effective Time” is defined in Section 1.2.

“Effective Time Holder” means each holder of a Unit immediately prior to the Effective Time and each holder of a Bonus Award Unit, an In-The-Money Option and/or In-The-Money Warrant entitled to receive Merger Consideration and, if applicable, Earn-out Consideration, pursuant to Sections 1.6 and 1.10.

“Employee Plans” has the meaning set forth in Section 3.1(o)(i).

“Environmental Law” means any Applicable Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), or any other environmental matter as in effect as of the date of this Agreement.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any subsidiary or other entity that would be considered a single employer with a Person or a subsidiary within the meaning of Section 414 of the Code.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means an escrow agent to be mutually agreed upon by the parties prior to the Closing.

“Escrow Agreement” means the escrow agreement in a form reasonably satisfactory to the Company and Parent entered into on or prior to the Closing Date by and among Parent, the Representative and the Escrow Agent.

“Escrowed Cash” is defined in Section 1.12.

“Escrowed Shares” is defined in Section 1.12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 2.3(a).

“Exchange Agent Agreement” is defined in Section 2.3(a).

“Expenses” is defined in Section 8.1(e).

“Export Approvals” is defined in Section 3.1(w)(A).

“FCPA” is defined in Section 3.1(v).

“FDA” is defined in Section 3.1(l)(i).

“Final Adjustment Deficiency” is defined in Section 1.9(d).

“Final Adjustment Surplus” is defined in Section 1.9(d).

“Final Balance Sheet” is defined in Section 1.9(b).

“Final Cash” means the amount of Cash as of the Closing in the Final Cash Statement as agreed upon by the Representative and Parent in accordance with Section 1.9(c), or the amount of Cash as of the Closing in the Final Cash Statement as agreed upon by the Representative and Parent with any such objections submitted to and resolved by the Neutral Firm in accordance with Section 1.9(c), as the case may be.

“Final Cash Statement” is defined in Section 1.9(b).

“Final Court Order” is defined in Section 7.6(a).

“Final Revenue Statement” means the Preliminary Revenue Statement as agreed upon by the Representative and Parent in accordance with Section 1.10(c), or the Preliminary Revenue Statement as agreed upon by the Representative and Parent with any such objections submitted to and resolved by the Neutral Firm in accordance with Section 1.10(c), as the case may be.

“Final Working Capital” means the Working Capital Amount in the Final Balance Sheet as agreed upon by the Representative and Parent in accordance with Section 1.9(c), or the Working Capital Amount in the Final Balance Sheet as agreed upon by the Representative and

Parent with any such objections submitted to and resolved by the Neutral Firm in accordance with Section 1.9(c), as the case may be.

“Financial Statements” is defined in Section 3.1(f).

“FIRPTA Compliance Certificate” is defined in Section 2.2(c)(xiii).

“GAAP” means generally accepted accounting principles in the United States.

“GP Agreement” means the Agreement, dated November 4, 2009, between the Company and General Project S.r.l., as amended and in effect on the date of this Agreement.

“Goldberger” is defined in Section 4.5(c).

“Governmental Entity” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.

“Hazardous Material” means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including asbestos, petroleum, radon gas and radioactive matter.

“In-the-Money Option” means an Option having an exercise price less than what the holder thereof would receive in the Merger if such holder had exercised such Option and become a Unitholder with respect to the Units subject to the Option.

“In-the-Money Warrant” means a Warrant having an exercise price less than what the holder thereof would receive in the Merger if such holder had exercised such Warrant and become a Unitholder with respect to the Units subject to the Warrant.

“Indebtedness” without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, (c) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (d) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of or to purchase or to otherwise acquire, indebtedness for borrowed money of others.

“Indebtedness Agreements” means all agreements between the Company and a holder of Indebtedness.

“Indebtedness Pay-Off Amount” is defined in Section 2.2(a)(i).

“Indemnified Party” is defined in Section 7.2(b).

“Indemnifying Party” is defined in Section 7.3(a).

“Insurance Policies” is defined in Section 3.1(t).

“Intellectual Property” means any or all industrial and intellectual property rights and all rights associated therewith, throughout the world, including: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary or confidential information, know-how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, computer software, including all source code, object code, firmware, development tools, files, records and data, schematics, methodologies, prototypes, devices, databases and data collections and all rights therein; (c) all copyrights in both published and unpublished works of authorship, including all compilations, databases, computer programs, content and manuals and other documentation, and registrations and applications for any of the foregoing; (d) all corporate names, trade names, logos, trademarks and service marks, trademark and service mark registrations and applications, and any and all goodwill associated with and symbolized by the foregoing items, and all Internet domain names; (e) all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and (f) all tangible embodiments of the foregoing items under the preceding sub-clauses (a) - (e).

“Investor Rights Agreement” means that certain Investors’ Rights Agreement, dated June 23, 2006, between the Company and Inlign CP III, LLC, a Delaware limited liability company, as the investor.

“Joint Written Instruction” is defined in Section 7.6(a).

“Knowledge of the Company” means the actual knowledge of the members of the Management Committee of the Company, provided that such persons shall have made reasonable inquiry of such officers of the Company whom such members reasonably believe would have knowledge of the matters represented.

“Latest Balance Sheet” means the unaudited, consolidated balance sheet of the Company and its Subsidiaries at September 30, 2012.

“Latest Balance Sheet Date” means September 30, 2012.

“Leased Real Property” is defined in Section 3.1(j)(ii).

“Letter of Transmittal” means a letter of transmittal in a form reasonably acceptable to the Company and Parent.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether contingent, fixed or absolute, direct or indirect, accrued or unaccrued, asserted or unasserted, matured or unmatured, liquidated or unliquidated, known or unknown, due or to become due, or determined or determinable.

“Lien” or “Liens” means any pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever.

“Losses” is defined in Section 7.2(d).

“Management Bonuses” means the aggregate amount of bonuses payable by the Company to eligible employees pursuant to the 2012 management bonus plan as of the Closing Date.

“Management Oversight Agreement” means that certain Management Oversight Agreement, dated June 23, 2006, between the Company and Inlign Capital Partners, LLC, a Delaware limited liability company.

“Material Adverse Effect” means any change, circumstance, event or condition that is materially adverse to the operations, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or that materially impairs the ability of the Company to consummate the transaction, other than any changes, circumstances, events or conditions resulting, directly or indirectly, from: (a) the announcement or performance of the transaction, including any action or inaction by the Company, Parent, Merger Sub or any of the customers, suppliers, lessors, employees or competitors of the Business; (b) changes in general economic conditions in any of the markets in which the Business operates (to the extent such change does not affect the Company and the Subsidiaries disproportionately from their competitors); (c) any change in economic conditions or the financial, banking, currency or capital markets in general; (d) any calamity or other condition generally affecting the medical device industry and/or the body shaping market (to the extent such change does not affect the Company and the Subsidiaries disproportionately from their competitors); (e) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (f) changes in any Applicable Law (including relating to excise Taxes on medical devices and healthcare reform) or interpretations thereof affecting the medical device industry and/or the body shaping market in general (to the extent such change does not affect the Company and the Subsidiaries disproportionately from their competitors); (g) changes in GAAP or interpretations thereof or other accounting principles or requirements; (h) any actions taken, failures to take action, or other changes or events relating to the Company, in each case to which Parent has consented in writing; or (i) the taking of any action contemplated by this Agreement.

“Material Contract” means any of the following: (a) any Contract that requires or that likely will require future expenditures by the Company in excess of $75,000 or that likely will result in payments to the Company in excess of $75,000; (b) lease agreements in connection with the Leased Real Property; (c) any Contract relating to the Company Intellectual Property, excluding standard license provisions in distribution agreements and fee per procedure agreements; (d) any Contract to which the Company or any Subsidiary is a party that requires a Consent to a change of control, merger or an assignment by operation of law, either before or after the Closing Date; (e) any Contract to which the Company or any Subsidiary is a party granting any cash change of control, severance, or termination pay to any Employee; (f) any fidelity or surety bond or completion bond and any Contract of indemnification or guarantee to which the Company or any Subsidiary is a party; (g) any indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to the borrowing of money or extension of credit to which the Company or any Subsidiary is a party or by which any of its property is bound; (h) any dealer, distribution, joint marketing, strategic alliance, affiliate or development Contract; (i) any Contract containing any “most favored nation” or other preferred pricing provision; (j) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the Company Products; (k) any nondisclosure, confidentiality or similar Contract, other than those entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices; (l) any Contract which has or may reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting in any material respect the freedom of the Company to engage in any line of business, to conduct any business activities, or to compete with any Person; (m) any partnership or joint venture Contract; (n) any settlement or co-existence agreement; and (o) any other Contract, or group of Contracts, the termination or breach of which would be reasonably expected to have a Material Adverse Effect.

“Merger” is defined in Section 1.1.

“Merger Consideration” is defined in Section 1.6(b).

“Merger Sub” is defined in the preamble.

“Net Merger Consideration” is defined in Section 1.6(b).

“Neutral Firm” is defined in Section 1.9(c).

“Nominee” is defined in Section 2.4.

“Non-VASERshape Revenue Shares” is defined in Section 1.10(d).

“Operating Agreement” means the Operating Agreement, dated July 31, 1998, as amended through October 17, 2007.

“Option Plans” means the 2008 Unit Option Plan, the 2004 Unit Option Plan and the 2000 Unit Option Plan.

“Optionholder” or “Optionholders” is defined in Section 1.7(b).

“Options” means any option to purchase, directly or indirectly, any membership interest units of the Company.

“Outstanding Escrow Claim” is defined in Section 7.6(e).

“Outstanding Option” or “Outstanding Options” is defined in Section 1.7(b).

“Outstanding Option Units” means the number of membership interest units of the Company issuable immediately prior to the Effective Time for all Outstanding Options (assuming that all of the Outstanding Options are fully vested and exercisable immediately prior to the Effective Time).

“Outstanding Unit” or “Outstanding Units” is defined in Section 1.6(b).

“Outstanding Warrant” or “Outstanding Warrants” is defined in Section 1.7(c).

“Ownership Interest Share” is defined in Section 1.6(b). Because the Bonus Unitholders do not share in the Earn-out Consideration pursuant to the terms of the Bonus Plan, the Ownership Interest Share of the Effective Time Holders will be different for the Net Merger Consideration than for the Earn-out Consideration, and this difference shall be reflected on the Spreadsheet.

“Paid Transaction Costs” is defined in Section 2.2(a)(ii).

“Parent” is defined in the preamble.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the Common Stock, par value $0.001, of Parent.

“Parent Sales Force” is defined in Section 1.10(e).

“Parent SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange.

“Parent Volume Weighted Average Price” is defined in Section 1.6(b).

“Permits” is defined in Section 3.1(l)(ii).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes, assessments, charges, levies or other claims not yet due and payable, or the validity of which are being contested in good faith and for which adequate reserves have been provided on the Latest Balance Sheet; (b) Liens arising by operation of Applicable Laws, such as materialmen’s, mechanics’ carriers’, warehousemen’s, workmen’s and repairmen’s liens and other similar liens for amounts not yet due and payable, which are not, individually or in the aggregate, material; (c) pledges or deposits to secure obligations under workers’ compensation or similar Applicable Laws or to secure public or statutory obligations, which are not, individually or in the aggregate, material; (d) immaterial Liens, irregularities, easements, reserves, servitudes, encroachments, rights of way or other imperfections of title or possession the existence of which do not interfere with the present use of the affected real or other tangible property; (e) registered easements, rights-of-way, restrictive covenants and servitudes and other similar rights in land granted to, reserved or taken by any Governmental Entity or public utility, or any registered subdivision, development, servicing, site plan or other similar agreement with any Governmental Entity or public utility the existence of which do not interfere with the present use of the affected real property; (f) restrictions on transfer of securities under applicable state and federal securities laws; and (g) Liens that will be released in connection with the Closing.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Post-Signing Disclosure Matters” is defined in Section 4.7.

“Preferred Units” means the Series A Cumulative Convertible Redeemable Preferred Units of the Company.

“Preliminary Revenue Statement” is defined in Section 1.10(a).

“Registration Statement” is defined in Section 4.9.

“Representative” means Inlign CP III, LLC, a Delaware limited liability company, and any successor representative appointed to act on its behalf.

“Representative Holdback Amount” means $300,000 to be paid by Parent out of the Merger Consideration to the Representative at the Closing and to be used and/or paid by the Representative to the Effective Time Holders as provided in Section 8.1.

“Required Member Approval” is defined in Section 3.1(d)(ii).

“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act.

“SEC” means the United Stated Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” is defined in Section 7.2(b).

“Severance Payment” is defined in Section 4.5(c).

“Spreadsheet” is defined in Section 1.6(b).

“Statement of Merger” is defined in Section 1.2.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” is defined in Section 3.1(b).

“Survival Period Termination Date” is defined in Section 7.1.

“Surviving Company” is defined in Section 1.1.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, franchise, profits, capital stock, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Proceeding” is defined in Section 4.8(e).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Action” is defined in Section 7.3(a).

“Total Merger Consideration” is defined in Section 1.6(b).

“Transaction Costs” means the Representative Holdback Amount, all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and all fees, costs and expenses of any party that are to be paid by the Company as a result of the transactions contemplated by this Agreement, whether or not such costs, fees and expenses have been paid prior to Closing.

“Transaction Document” or “Transaction Documents” means this Agreement and all other documents to be executed by any of the parties to this Agreement in connection with the consummation of the transactions contemplated in this Agreement.

“Unaccredited Investor” is defined in Section 4.4(c).

“Unaccredited Investor Amount” means the aggregate amount of cash payable to Unaccredited Investors pursuant to Section 4.4(c).

“Unitholders” is defined in Section 3.1(c).

“Units” is defined in Section 1.6(b).

“VASERshape Products” means any and all products subject to the GP Agreement.

“VASERshape Revenue” means the amount of Company 2013 Revenue attributable to the sales of VASERshape Products, and “non- VASERshape Revenue” means all Company 2013 Revenue not attributable to the sale of VASERshape Products.

“VASERshape Revenue Shares” is defined in Section 1.10(d).

“Warrant Termination and Amendment Agreement” is defined in Section 1.7(c).

“Warrantholder” or “Warrantholders” is defined in Section 1.7(c).

“Warrants” means the collective reference to all warrants to purchase membership interest units of the Company issued pursuant to warrant agreements.

“WB Fee” means an amount equal to 4% of the Earn-out Consideration, determined as 4% of the value, based on the Parent Volume Weighted Average Price, of the number of shares of Parent Common Stock deliverable as Earn-Out Consideration before such number of shares is reduced for the payment of the WB Fee as provided in Section 1.10(d).

“Working Capital Adjustment” means the amount, if any, by which the Working Capital Amount is greater than or less than the Working Capital Target.

“Working Capital Amount” means Current Assets minus Current Liabilities on the Closing Balance Sheet or the Final Balance Sheet (as the case may be).

“Working Capital Objection Notice” is defined in Section 1.9(c).

“Working Capital Target” means $4,000,000, plus the amount of the Management Bonuses that are to be paid in full by the Company prior to the Closing.